     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                  ENRON CORP.
                (Name of Registrant as specified in its charter)

                      OREGON                                            47-0255140
           (State or other jurisdiction                              (I.R.S. Employer
        of incorporation or organization)                          Identification No.)

                                 REX R. ROGERS
                                  ENRON CORP.
                               VICE PRESIDENT AND
                           ASSOCIATE GENERAL COUNSEL
                               1400 SMITH STREET
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 853-3069
                           FACSIMILE: (713) 646-5847

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                                   Copies to:

                 MICHAEL P. FINCH                                     GARY W. ORLOFF
              VINSON & ELKINS L.L.P.                          BRACEWELL & PATTERSON, L.L.P.
        2300 FIRST CITY TOWER, 1001 FANNIN                      711 LOUISIANA, SUITE 2900
               HOUSTON, TEXAS 77002                                HOUSTON, TEXAS 77002
            TELEPHONE: (713) 758-2128                           TELEPHONE: (713) 221-1306
            FACSIMILE: (713) 615-5282                           FACSIMILE: (713) 221-2166

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED            PROPOSED
                                                                           MAXIMUM             MAXIMUM
                                                       AMOUNT             OFFERING            AGGREGATE           AMOUNT OF
             TITLE OF EACH CLASS OF                     TO BE             PRICE PER           OFFERING          REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED(1)          NOTE(1)            PRICE(1)               FEE
--------------------------------------------------------------------------------------------------------------------------------
  % Exchangeable Notes due              , 2002..     11,500,000            $19.625          $225,687,500           $62,742
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters may purchase to cover over-allotments, if any, and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) (based on the average of the high and low prices of the common stock of Enron Oil & Gas Company as reported in the New York Stock Exchange composite transaction reporting system on July 19, 1999).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 23, 1999

                         10,000,000 Exchangeable Notes
                               [ENRON CORP. LOGO]

                 % Exchangeable Notes due                  , 2002

                  (To be Exchanged for Shares of Common Stock
                          of Enron Oil & Gas Company)
                             ----------------------
     Enron Corp. is offering 10,000,000 of its   % Exchangeable Notes due
       , 2002. The principal amount of each Exchangeable Note is $          ,
which is the closing sale price of the common stock of Enron Oil & Gas Company
on           , 1999, as reported by the New York Stock Exchange. We will make
quarterly interest payments on the Exchangeable Notes equal to   % per year. The
Exchangeable Notes are not subject to redemption, defeasance or a sinking fund prior to maturity.

     At the maturity of the Exchangeable Notes, we will exchange EOG common stock owned by our company for your Exchangeable Notes. The number of shares of EOG common stock that you will be entitled to receive in the exchange will be
not more than one share and not less than   of a share,depending on the market
price of EOG common stock at maturity. Attached to this prospectus as Appendix A is a prospectus of EOG covering the shares of EOG common stock which are to be delivered to the holders of Exchangeable Notes at maturity.

     Prior to this offering, there has been no public market for the Exchangeable Notes. We will apply to list the Exchangeable Notes on the New York Stock Exchange. On July 21, 1999, the last reported sale price of EOG common stock on the NYSE was $20.00 per share.

     Enron Oil & Gas Company is offering concurrently 27,000,000 shares of EOG common stock in a separate public offering with a separate prospectus. The underwriters in that offering have the option to purchase up to an additional 4,050,000 shares of EOG common stock from us solely to cover over-allotments. This offering of Exchangeable Notes and the concurrent offering of EOG common stock by EOG are not conditioned on each other.

     Consider carefully the risk factors beginning on page 7 of this prospectus.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                     PER NOTE       TOTAL
                                                     --------      --------
Initial price to public............................  $             $
Underwriting discount..............................  $             $
Proceeds, before expenses, to Enron................  $             $

     To the extent that the underwriters sell more than 10,000,000 Exchangeable Notes, the underwriters have the option to purchase up to an additional 1,500,000 Exchangeable Notes from Enron Corp. at the initial price to public less the underwriting discount.
                             ----------------------
     The underwriters expect to deliver the Exchangeable Notes against payment
in New York, New York on August   , 1999.
GOLDMAN, SACHS & CO.     BANC OF AMERICA SECURITIES LLC     SALOMON SMITH BARNEY
                             ----------------------
                    Prospectus dated                , 1999.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all of the information that may be important to you. This prospectus includes specific terms of this offering and information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision.

     In this prospectus, we refer to Enron Corp. and subsidiaries as "Enron," "we," "us," or "our company." We refer to Enron Oil & Gas Company as "EOG."

                                  ENRON CORP.

     Headquartered in Houston, Texas, Enron Corp. provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Our operations are conducted through our subsidiaries and affiliates, which are principally engaged in:

     - the transportation of natural gas through pipelines to markets throughout the United States;

     - the generation and transmission of electricity to markets in the northwestern United States;

     - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

     - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

     - the exploration for and production of natural gas and crude oil in the United States and internationally; and

     - the delivery of high bandwidth communication applications throughout the United States.

                            ENRON OIL & GAS COMPANY

     Enron Oil & Gas Company is one of the largest independent exploration and production companies in the United States. It explores for and produces natural gas and oil in almost every major producing basin in the United States and Canada and internationally in India and Trinidad and, to a lesser extent, selected other areas. You can find more information about EOG in the prospectus attached to this prospectus as Appendix A.

               QUESTIONS AND ANSWERS ABOUT THE EXCHANGEABLE NOTES

WHAT ARE THE EXCHANGEABLE NOTES?

     The Exchangeable Notes are   % Exchangeable Notes due        , 2002 issued
by Enron Corp. They:

     - are our general senior unsecured obligations;

     - rank equally with all of our general senior unsecured and unsubordinated debt;

     - will rank senior to any of our future subordinated obligations;

     - will be effectively subordinated to the debt of our subsidiaries; and

     - are mandatorily exchangeable for shares of EOG common stock at the maturity of the Exchangeable Notes.

HOW MANY EXCHANGEABLE NOTES ARE WE OFFERING?

     We are offering 10,000,000 Exchangeable Notes, at a purchase price of
$     each. As a result, we will receive approximately $       million from the
issuance of the Exchangeable Notes, after deducting expenses and the underwriters' discount.

HOW DID WE DETERMINE THE PRICE OF EACH OF THE EXCHANGEABLE NOTES?

     The price of each of the Exchangeable Notes equals the closing sale price
of EOG common stock on          , 1999, as reported by the NYSE.

WHAT IS THE INTEREST RATE ON THE EXCHANGEABLE NOTES AND WHEN IS INTEREST PAID?

     The Exchangeable Notes pay quarterly interest payments, equal to   % per
year, on January 31, April 30, July 31 and October 31 of each year, beginning
          , 1999.

WHAT DOES IT MEAN THAT THE EXCHANGEABLE NOTES ARE MANDATORILY EXCHANGEABLE?

     On the maturity date of the Exchangeable Notes, which is        , 2002
(unless the maturity date is accelerated), you will be required to exchange the Exchangeable Notes that you own for EOG common stock owned by our company.

HOW MANY SHARES OF EOG COMMON STOCK WILL WE BE ENTITLED TO RECEIVE UPON
EXCHANGE?

     The number of shares of EOG common stock that you will be entitled to receive in exchange for each Exchangeable Note depends on the market price of the EOG common stock at the maturity of the Exchangeable Notes. The EOG common stock "market price" at maturity of the Exchangeable Notes is the average closing price per share of EOG common stock for the 20 trading days immediately prior to, but not including, the date of maturity of the Exchangeable Notes. Generally,

     - if the EOG common stock market price at maturity is greater than $     ,
       you will be entitled to      of a share of EOG common stock for each
       Exchangeable Note exchanged;

     - if the EOG common stock market price at maturity is between $     and
       $     , you will be entitled to receive a fraction of a share of EOG
       common stock per Exchangeable Note equal to $     divided by the EOG
       common stock market price at maturity; and

     - if the EOG common stock market price at maturity is less than or equal to
       $     , you will be entitled to receive one share of EOG common stock per
       Exchangeable Note.

     The table below shows the number of shares of EOG common stock that you would receive for each Exchangeable Note at a variety of hypothetical market prices of EOG common stock at maturity and what the value of those shares would be (measured at such market price). This table does not show every situation that may occur, and you should not assume that the actual market price of EOG common stock will be within the range of the hypothetical market prices shown in the table.

 HYPOTHETICAL MARKET PRICE         NUMBER OF SHARES OF EOG              VALUE OF SHARES
      PER SHARE OF EOG              COMMON STOCK ISSUABLE             RECEIVED AT MATURITY
  COMMON STOCK AT MATURITY          PER EXCHANGEABLE NOTE           (BASED ON MARKET PRICE)
----------------------------     ----------------------------     ----------------------------
             $                                                                 $
             $                                                                 $
             $                                                                 $
             $                                                                 $
             $                                                                 $

HOW DOES AN INVESTMENT IN THE EXCHANGEABLE NOTES COMPARE TO AN INVESTMENT IN EOG COMMON STOCK?

     The Exchangeable Notes will bear interest at   % per year. This yield is
substantially higher than the 0.6% anticipated dividend yield of the EOG common
stock, based on the EOG common stock's current price of $     and EOG's current
quarterly dividend. However, the opportunity to share in increases in the price of EOG common stock afforded by an investment in the Exchangeable Notes is less than a corresponding investment in EOG common stock. This is because the amount that a holder of Exchangeable Notes may receive at maturity of the Exchangeable Notes will only exceed the price paid for the Exchangeable Notes if the price of
EOG common stock at maturity exceeds $     , which is   % greater than the
current price of EOG common stock. In addition, upon exchange at maturity you
will receive only approximately   % of any appreciation of the value of EOG
common stock in excess of $     . You will also not be entitled to any rights
with respect to the EOG common stock, such as voting or dividend rights, until the exchange of EOG common stock for Exchangeable Notes at the maturity date.

     The table below shows a comparison between an investment of $1,000 in Exchangeable Notes or in EOG common stock at a variety of hypothetical market prices of the EOG common stock at maturity of the Exchangeable Notes. The table
assumes that an investor in EOG common stock purchases shares for $     per
share (the closing price on           , 1999) and receives an annual dividend of
$     per share.

               INVESTMENT IN EXCHANGEABLE NOTES   INVESTMENT IN EOG COMMON STOCK
               --------------------------------   -------------------------------
HYPOTHETICAL    MARKET PRICE OF                       VALUE AT
MARKET PRICE       EOG COMMON                      MATURITY OF THE
PER SHARE AT   STOCK RECEIVED AT    CUMULATIVE        SHARES OF       CUMULATIVE
  MATURITY          MATURITY         INTEREST     EOG COMMON STOCK     DIVIDENDS
------------   ------------------   -----------   -----------------   -----------
  $                 $                 $                $                $
  $                 $                 $                $                $
  $                 $                 $                $                $
  $                 $                 $                $                $
  $                 $                 $                $                $

HOW ARE WE GOING TO USE THE PROCEEDS FROM THIS OFFERING?

     We will use the net proceeds to repay existing indebtedness and for general corporate purposes.

ARE THE EXCHANGEABLE NOTES REDEEMABLE?

     No. The Notes will not be redeemable prior to maturity.

WILL THE EXCHANGEABLE NOTES BE TRADED ON ANY EXCHANGE?

     Yes. We have applied to list the Exchangeable Notes on the NYSE.

WHAT IS THE RELATIONSHIP BETWEEN OUR COMPANY AND EOG?

     We currently own 82,270,000, or approximately 53.5%, of the outstanding shares of EOG common stock. On July 20, 1999, we and EOG announced an agreement to exchange 62,270,000 shares of EOG common stock for all the stock of EOG's subsidiary, EOGI-India, Inc. Prior to the Share Exchange, EOG will make an indirect $600,000,000 cash capital contribution, plus certain intercompany receivables, to EOGI-India, Inc. At the time of completion of this transaction, this subsidiary will own, through subsidiaries, all of EOG's assets and operations in India and China. We expect this transaction to be tax-free to EOG and us. We refer to this transaction elsewhere in this prospectus as the Share Exchange.

     The completion of the Share Exchange is subject to specific conditions and will occur on the later of August 31, 1999 and three days after all conditions have been satisfied or waived. If prior to August 31, 1999 all conditions to the Share Exchange have been satisfied or waived, EOG can require that the Share Exchange take place prior to August 31, 1999. We currently expect the Share Exchange to close on or before August 31, 1999. Consummation of this offering of Exchangeable Notes is conditioned upon the prior completion of the Share Exchange.

     Upon completion of the Share Exchange, all of the directors of EOG who are affiliated with Enron Corp. will resign from the EOG board of directors.

     For the complete terms of our agreement with EOG, please refer to the Share Exchange Agreement between EOG and us filed as an exhibit to the registration statement that includes this prospectus.

     Assuming completion of the Share Exchange and the concurrent EOG common stock offering, with the underwriters fully exercising their over-allotment option, we would own approximately 13.4% of the outstanding shares of EOG common stock, which includes the shares underlying the Exchangeable Notes.

                                  RISK FACTORS

     You should carefully consider the risk factors described below. You should also consider other information contained in this prospectus, including those factors set forth in "Forward-Looking Statements" and in the documents incorporated by reference.

YOU ARE REQUIRED TO EXCHANGE THE EXCHANGEABLE NOTES FOR EOG COMMON STOCK -- YOU ARE TAKING THE RISK THAT THE VALUE OF THE EOG COMMON STOCK MAY DECLINE.

     At the maturity of the Exchangeable Notes, you are obligated under their terms to accept EOG common stock in exchange for the Exchangeable Notes that you own. However, you cannot be sure that the market value of the EOG common stock you receive in the exchange will be equal to or greater than the principal amount of the Exchangeable Notes. If the price of the EOG common stock at maturity is less than its price on the date of this prospectus, we will issue to you shares of EOG common stock having an aggregate market value that will be less than the principal amount of the Exchangeable Notes. Accordingly, you are assuming the risk that the market value of the EOG common stock may decline, and that the decline could be substantial.

LESS OPPORTUNITY FOR EQUITY APPRECIATION -- INVESTING IN THE EXCHANGEABLE NOTES GIVES YOU LESS OPPORTUNITY TO BENEFIT FROM AN INCREASE IN THE VALUE OF THE EOG COMMON STOCK THAN IF YOU HAD MADE A DIRECT INVESTMENT IN THE EOG COMMON STOCK.

     Your opportunity to benefit from an increase in the market price of the EOG common stock resulting from an investment in the Exchangeable Notes is less than if you were to invest directly in the EOG common stock. This is because the market value of the EOG common stock you receive for each Exchangeable Note you own will only exceed the price paid for the Exchangeable Notes if the market
value of the EOG common stock is greater than $          on the maturity date.
This represents an approximately   % increase in the price of the EOG common
stock over the current market price. In addition, you will only receive upon
exchange at maturity approximately   % (the percentage equal to the offering
price of the Exchangeable Notes divided by $          ) of the appreciation in
the EOG common stock above $          .

TRADING PRICES MAY BE INFLUENCED BY MANY FACTORS -- NUMEROUS FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL, WILL INFLUENCE THE VALUE OF THE EXCHANGEABLE NOTES WE ARE OFFERING.

     We expect that the market price of the EOG common stock on any day will affect the value of the Exchangeable Notes more than any other factor. The trading price of the EOG common stock may fluctuate significantly and experience significant volatility. Some of the factors that may affect the trading price of the EOG common stock and, therefore, the Exchangeable Notes include:

     - the effect on EOG's operating results and prospects of its sale to us of EOGI-India, Inc.

     - the success of EOG's oil and gas exploration and development activities;

     - prices for oil and natural gas;

     - EOG's creditworthiness;

     - economic, financial and political events that affect capital markets generally and that may affect the market price of EOG common stock;

     - sales of substantial amounts of EOG common stock in the market subsequent to this offering and the concurrent EOG common stock offering or the perception that such sales could occur;

     - the dividend rate on EOG common stock;

     - interest and yield rates in the market generally; and

     - the time remaining until the maturity of the Exchangeable Notes.

     You can find more information about EOG and EOG common stock in the prospectus attached hereto as Appendix A.

     In addition to the above factors that could affect the market value of EOG common stock, several factors could affect the market value of the Exchangeable Notes, including changes in interest rates and any events that affect our general creditworthiness and credit ratings.

     The capital markets in general have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. The fluctuations may adversely affect the trading prices of EOG common stock and the Exchangeable Notes, regardless of our or EOG's actual operating performance or creditworthiness.

     These factors will influence the price you receive if you sell your Exchangeable Notes prior to their maturity.

DILUTION OF EOG COMMON STOCK -- THE VALUE OF EOG COMMON STOCK YOU RECEIVE COULD BE DILUTED AS A RESULT OF CERTAIN EVENTS WHICH MAY OCCUR PRIOR TO THE MATURITY DATE.

     We will adjust the number of shares of EOG common stock that you will receive to reflect certain events arising from stock splits and combinations, stock dividends and certain other actions that modify EOG's capital structure prior to the maturity date. We will not, however, make adjustments for other events, such as offerings of EOG common stock for cash or in connection with acquisitions. Additional issuances of EOG common stock may materially and adversely affect the price of EOG common stock and, because of the relationship of the number of shares to be received upon exchange of the Exchangeable Notes to the price of the EOG common stock, these other events may adversely affect the trading price of the Exchangeable Notes.

NO PRIOR MARKET -- WE CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGEABLE NOTES.

     We cannot predict how the Exchangeable Notes will trade in the public market. We will apply to list the Exchangeable Notes on the NYSE, but we cannot be sure that an active trading market for those securities will develop or, if such a market does develop, whether it will continue. We also cannot be sure there will be a sufficient number of holders of the Exchangeable Notes to maintain the NYSE listing.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS -- THE PROPER TREATMENT OF EXCHANGEABLE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES IS UNCERTAIN.

     No statutory, judicial or administrative authority directly addresses the treatment of the Exchangeable Notes or instruments similar to the Exchangeable Notes for United States federal income tax purposes. As a result, certain United States federal income tax consequences of the purchase, ownership and disposition of Exchangeable Notes are not entirely clear. See "Federal Income Tax Considerations."

NO RIGHTS ON EOG COMMON STOCK UNTIL MATURITY -- YOU WILL NOT BE ENTITLED TO ANY VOTING OR DIVIDEND RIGHTS WITH RESPECT TO THE EOG COMMON STOCK UNTIL WE DELIVER TO YOU SHARES OF EOG COMMON STOCK AT MATURITY OF THE EXCHANGEABLE NOTES.

     Until we deliver shares of EOG common stock to you at the maturity of the Exchangeable Notes, you will not be entitled to any rights with respect to the shares of EOG common stock, including, among other things:

     - voting rights;

     - rights to respond to tender offers; and

     - rights to receive any dividends or other distributions on the EOG common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in or incorporated by reference in this prospectus are forward-looking statements. These statements include statements about our:

     - future financial position;

     - business strategy;

     - budgets;

     - reserve estimates;

     - projected costs and plans; and

     - objectives of management for future operations.

     Although we believe our expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot give you any assurance that our expectations will be achieved. Important factors that could cause our actual results to differ materially from our expectations reflected in the forward-looking statements include, among other things:

     - political developments in foreign countries;

     - our ability to penetrate new retail natural gas and electricity markets in the United States and in foreign jurisdictions;

     - the timing and extent of deregulation of energy markets in the United States and in foreign jurisdictions;

     - other regulatory developments in the United States and in foreign countries, including tax legislation and regulations;

     - the extent of efforts by governments to privatize natural gas and electric utilities and other industries;

     - the timing and extent of changes in commodity prices for crude oil, natural gas, electricity, foreign currencies and interest rates;

     - the extent of success in acquiring oil and gas properties and discovering, developing, producing and marketing reserves;

     - the timing and success of efforts to develop international power, pipeline, water and other infrastructure projects;

     - the ability of counterparties to financial risk management instruments and other contracts with us to meet their financial commitments to us;

     - our success in implementing our Year 2000 plan, the effectiveness of our Year 2000 plan, and the Year 2000 readiness of third parties; and

     - our ability to access the capital markets and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and our ability to maintain or increase the credit ratings for our unsecured senior long-term debt obligations.

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.

     All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

                                  ENRON CORP.

     Headquartered in Houston, Texas, Enron Corp. provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Our operations are conducted through our subsidiaries and affiliates, which are principally engaged in:

     - the transportation of natural gas through pipelines to markets throughout the United States;

     - the generation and transmission of electricity to markets in the northwestern United States;

     - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

     - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

     - the exploration for and production of natural gas and crude oil in the United States and internationally; and

     - the delivery of high bandwidth communication applications throughout the United States.

CORE BUSINESSES

  Transportation and Distribution

     Our transportation and distribution business is comprised of our North American interstate natural gas transportation systems and our electricity transmission and distribution operations in Oregon.

     Interstate Transmission of Natural Gas. Included in our domestic interstate natural gas pipeline operations are Northern Natural Gas Company, Transwestern Pipeline Company and Florida Gas Transmission Company (indirectly 50% owned by our company). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area. Northern serves the upper Midwest, Transwestern serves principally the California market and pipeline interconnects on the east end of the Transwestern system, and Florida Gas serves the State of Florida. In addition, we hold an interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. One of our subsidiaries operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States.

     Electricity Transmission and Distribution Operations. We conduct our electric utility operations through our wholly-owned subsidiary, Portland General Electric Company. Portland General is engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. Portland General also sells energy to wholesale customers throughout the western United States. Portland General's Oregon service area is approximately 3,170 square miles. At June 30, 1999, Portland General served approximately 711,000 customers.

  Wholesale Energy Operations and Services

     Our wholesale energy operations and services businesses operate in North America, Europe and evolving energy markets in developing countries. These businesses provide integrated energy-related products and services to wholesale customers worldwide. Wholesale energy operations and services can be categorized into two business lines: (a) Commodity Sales and Services and (b) Energy Assets and Investments.

     Commodity Sales and Services. Our commodity sales and services operations include:

     - the purchase, sale, marketing and delivery of natural gas, electricity, liquids and other commodities;

     - the restructuring of existing long-term contracts; and

     - the management of our commodity portfolios.

In addition, we provide risk management products and services to energy customers that hedge movements in price and location-based price differentials. Our risk management products and services are designed to provide stability to customers in markets impacted by commodity price volatility. Also included in this business is the management of certain operating assets that directly relate to this business, including domestic intrastate pipeline and storage facilities.

     Energy Assets and Investments. In the assets and investments business, we manage and operate a large portfolio of assets related to natural gas, electricity and communications and offer financing alternatives to customers. Activities include developing, constructing, operating and managing a large portfolio of energy assets, including power plants and natural gas pipelines. We also provide capital to energy and communication customers seeking debt or equity financing.

  Retail Energy Services

     Enron Energy Services is a nationwide provider of energy outsource products to U.S. business customers. This includes sales of natural gas and electricity and energy management services directly to commercial and industrial customers, as well as investments in related businesses. Enron Energy Services provides end-users with a broad range of energy products and services at competitive prices. These products and services include energy tariff and information management, demand-side services and financial services.

  Exploration and Production

     Our natural gas and crude oil exploration and production operations are currently conducted by EOG. We currently own a majority of the outstanding common stock of EOG. EOG is an independent (non-integrated) oil and gas company engaged in the exploration for, and development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and, to a lesser extent, selected other international areas. At December 31, 1998, EOG's estimated net proved reserves were approximately 5.9 trillion cubic feet equivalent, including approximately 1.2 trillion cubic feet of proved undeveloped methane reserves in Big Piney deep Paleozoic formations in Wyoming. At such date, approximately 53% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 9% in Canada, 18% in Trinidad, 18% in India and 2% in other countries. EOG's reserves were 89% natural gas and 11% crude oil and other.

     Following the Share Exchange and the consummation of the concurrent offering of EOG common stock, assuming the underwriters fully exercise their over-allotment option, we will own approximately 13.4% of the outstanding shares of EOG common stock. As a result of the Share Exchange, we will be involved in the exploration for and production of natural gas and crude oil primarily in India and China through EOGI-India, Inc.

  Communications

     We are building a long-haul fiber-optic network on strategic routes throughout the United States to create the nation's first Pure IPSM (Internet Protocol) backbone known as the Enron Intelligent Network (EIN). The EIN, which is enabled with intelligent messaging software, enhances our existing national fiber-optic network to bring to market a reliable, bandwidth-on-demand platform for delivering data, applications and streaming rich media to the desktop. Our strategy is based on a business model that offers immediate national reach while minimizing capital deployed through strategic alliances with industry technology leaders whose presence, customer access, market share, and content enable our company to efficiently enter this new, emerging marketplace.

                              RECENT DEVELOPMENTS

     On July 13, 1999, we announced earnings results for the quarter ended June 30, 1999. For the second quarter of 1999, we generated after-tax earnings of $0.54 per diluted share, compared to $0.42 for the second quarter of 1998. Our total net income was $222 million in the second quarter of 1999 and $145 million in the second quarter of 1998. Revenues for the second quarter were $9.7 billion in 1999 and $6.6 billion in 1998. Also, we announced a two-for-one common stock split that will be effective August 13, 1999, to shareholders of record as of July 23, 1999.

     On July 21, 1999, two stockholders of EOG filed separate lawsuits purportedly on behalf of EOG against Enron Corp. and EOG's directors, alleging that Enron Corp. and EOG's directors breached their fiduciary duties of good faith and loyalty in approving the Share Exchange. The lawsuits seek to temporarily and permanently enjoin the Share Exchange and seek compensatory damages and costs and expenses, including reasonable attorneys' and experts' fees. Enron Corp., EOG and the EOG directors believe the lawsuits are without merit and intend to vigorously contest them.

              SELECTED CONSOLIDATED FINANCIAL DATA OF ENRON CORP.

     The following table presents the selected consolidated financial data of our company. The data at December 31, 1998, 1997, 1996, 1995 and 1994 and for the five years ended December 31, 1998 are derived from our audited financial statements for those years. Selected unaudited financial data at March 31, 1999 and 1998 and for each of the three-month periods ended March 31, 1999 and 1998 reflect, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for these periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full year. The following data should be read in conjunction with the financial statements and their related notes incorporated by reference in this prospectus.

                                                      THREE MONTHS
                                                     ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                                    -----------------   -----------------------------------------------
                                                     1999      1998      1998      1997      1996      1995      1994
                                                    -------   -------   -------   -------   -------   -------   -------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues..........................................  $ 7,632   $ 5,682   $31,260   $20,273   $13,289   $ 9,189   $ 8,984
  Costs and expenses
  Cost of gas, electricity and other products.....    6,300     4,559    26,381    17,311    10,478     6,733     6,517
  Operating expenses..............................      645       437     2,352     1,406     1,421     1,218     1,124
  Oil and gas exploration expenses................       25        34       121       102        89        79        84
  Depreciation, depletion and amortization........      215       182       827       600       474       432       441
  Taxes, other than income taxes..................       62        58       201       164       137       109       102
  Contract restructuring charge...................       --        --        --       675        --        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
        Total costs and expenses..................    7,247     5,270    29,882    20,258    12,599     8,571     8,268
                                                    -------   -------   -------   -------   -------   -------   -------
Operating income..................................      385       412     1,378        15       690       618       716
Other income and deductions
  Equity in earnings of unconsolidated
    affiliates....................................       68        44        97       216       215        86       112
  Other, net......................................       80        15       107       334       333       461       116
                                                    -------   -------   -------   -------   -------   -------   -------
Income before interest, minority interests and
  income taxes....................................      533       471     1,582       565     1,238     1,165       944
Interest and related charges, net.................      175       133       550       401       274       284       273
Dividends on company-obligated preferred
  securities of subsidiaries......................       19        19        77        69        34        32        20
Minority interests................................       33        25        77        80        75        44        31
Income tax expense (benefit)......................       53        80       175       (90)      271       285       167
                                                    -------   -------   -------   -------   -------   -------   -------
Net income before cumulative effect of accounting
  charges.........................................      253       214       703       105       584       520       453
Cumulative effect of accounting charges, net of
  tax.............................................     (131)       --        --        --        --        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
Net income........................................      122       214       703       105       584       520       453
Preferred stock dividends.........................        4         4        17        17        16        16        15
                                                    -------   -------   -------   -------   -------   -------   -------
Earnings on common stock..........................  $   118   $   210   $   686   $    88   $   568   $   504   $   438
                                                    =======   =======   =======   =======   =======   =======   =======
Earnings per share of common stock
  Basic
    Before cumulative effect of accounting
      changes.....................................  $  0.73   $  0.69   $  2.14   $  0.32   $  2.31   $  2.07   $  1.80
    Cumulative effect of accounting changes.......    (0.38)       --        --        --        --        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
    Basic earnings per share......................  $  0.35   $  0.69   $  2.14   $  0.32   $  2.31   $  2.07   $  1.80
                                                    =======   =======   =======   =======   =======   =======   =======
  Diluted
    Before cumulative effect of accounting
      changes.....................................  $  0.68   $  0.65   $  2.02   $  0.32   $  2.16   $  1.94   $  1.70
    Cumulative effect of accounting changes.......    (0.35)       --        --        --        --        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
    Diluted earnings per share....................  $  0.33   $  0.65   $  2.02   $  0.32   $  2.16   $  1.94   $  1.70
                                                    =======   =======   =======   =======   =======   =======   =======
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets......................................  $32,699   $23,802   $29,350   $22,552   $16,137   $13,239   $11,966
Long-term debt....................................    9,419     6,835     7,357     6,254     3,349     3,065     2,805
Minority interests................................    2,125     1,153     2,143     1,147       755       549       290
Company-obligated preferred securities of
  subsidiaries....................................    1,001       993     1,001       993       592       377       377
Shareholders' equity..............................    8,824     5,814     7,048     5,618     3,723     3,165     2,880

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 1999 and as adjusted to give effect to the issuance on April 7, 1999 of 400,000,000 EUR (approximately $430,000,000) aggregate principal amount of Notes due 2005, the issuance on May 24, 1999 of $500,000,000 aggregate principal amount of Notes due 2019 and the issuance of the Exchangeable Notes offered by this prospectus, and the use of the proceeds from the sale of the Exchangeable Notes. See "Use of Proceeds."

                                                                ACTUAL    AS ADJUSTED
                                                                -------   -----------
                                                                    (IN MILLIONS)
Short-term debt
  Notes payable.............................................    $    --     $    --
  Current maturities of long-term debt......................         --          --
                                                                -------     -------
          Total short-term debt.............................         --          --
                                                                -------     -------
Long-term debt

  Enron:
     Amount reclassified from short-term debt...............      1,862         747
     Notes due 2001-2028 (6.40% to 9.88%)...................      3,343       3,343
     Notes due 1999-2000 (floating).........................        400         400
     Other..................................................         18          18
     Notes due 2005 (4.38%).................................         --         430
     Notes due 2019 (7.38%).................................         --         500
     Exchangeable Notes due 2002............................         --         200
  Subsidiary companies:
     Notes due 1999-2035 (4.60% to 12.00%)..................      2,685       2,685
     Notes due 1999-2031 (floating).........................        752         752
     Other..................................................         50          50
  Enron:
     Senior subordinated debentures due 2005-2012...........        350         350
  Unamortized debt discount and premium.....................        (41)        (50)
                                                                -------     -------
          Total long-term debt..............................      9,419       9,425
                                                                -------     -------
Minority interests..........................................      2,125       2,125
                                                                -------     -------
Company-obligated preferred securities of subsidiaries......      1,001       1,001
                                                                -------     -------
Shareholders' equity
  Convertible preferred stock...............................      1,131       1,131
  Common stock..............................................      6,249       6,249
  Retained earnings.........................................      2,256       2,256
  Cumulative foreign currency translation adjustment........       (711)       (711)
  Common stock held in treasury.............................        (50)        (50)
  Other, including Flexible Equity Trust....................        (51)        (51)
                                                                -------     -------
          Total shareholders' equity........................      8,824       8,824
                                                                -------     -------
          Total capitalization..............................    $21,369     $21,375
                                                                =======     =======

                                USE OF PROCEEDS

     We expect to receive approximately $     million in net proceeds from the
issuance of the Exchangeable Notes, or approximately $     million if the
underwriters fully exercise their over-allotment option, after deducting the underwriting commission and estimated expenses payable by our company. We currently anticipate using substantially all of the proceeds to repay existing
short-term debt that had a weighted average interest rate of      % per year as
of             , 1999.

                RATIO OF ENRON CORP.'S EARNINGS TO FIXED CHARGES

                                          THREE MONTHS
                                             ENDED           YEARS ENDED DECEMBER 31,
                                           MARCH 31,     --------------------------------
                                              1999       1998   1997   1996   1995   1994
                                          ------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges......      2.36       2.08   1.02   3.00   2.92   2.34

               PRICE RANGE OF EOG COMMON STOCK AND CASH DIVIDENDS

     The following table sets forth, for the periods indicated, the high and low sale prices per share for the EOG common stock, as reported on the NYSE, and the amount of cash dividends paid per share.

                                                          PRICE RANGE
                                                        ----------------     CASH
                                                         HIGH      LOW     DIVIDENDS
                                                        ------    ------   ---------
1997
  First Quarter.......................................  $27.00    $19.88     $0.03
  Second Quarter......................................   21.75     17.50      0.03
  Third Quarter.......................................   25.06     17.69      0.03
  Fourth Quarter......................................   23.81     18.50      0.03
1998
  First Quarter.......................................  $24.13    $18.56     $0.03
  Second Quarter......................................   24.50     18.13      0.03
  Third Quarter.......................................   20.69     11.75      0.03
  Fourth Quarter......................................   18.50     12.69      0.03
1999
  First Quarter.......................................  $18.44    $15.69     $0.03
  Second Quarter......................................   21.50     16.00      0.03
  Third Quarter (through July 21, 1999)...............   21.44     19.25        --

     The last reported sale price of the EOG common stock on the NYSE on July 21, 1999 is set forth on the cover page of this prospectus. As of July 1, 1999, there were approximately 430 record holders of EOG common stock, including individual participants in security position listings. There are an estimated 20,000 beneficial owners of EOG common stock, including shares held in street name.

     EOG has declared a regular quarterly dividend of $0.03 per share on the EOG common stock, payable July 30, 1999 to shareholders of record as of July 15, 1999. EOG has advised us that it expects to continue to pay dividends on its common stock. However, any future dividend payments will depend on, among other things, its financial condition, funds from operations, level of exploration, exploitation and development expenditures and future business prospects.

                    RELATIONSHIP BETWEEN ENRON CORP. AND EOG

     After the Share Exchange, our ownership of EOG will be reduced to 20,000,000 shares of common stock. We may not sell these remaining shares of EOG common stock for a period of six months after the Share Exchange, except that we may sell up to 4,050,000 shares of EOG common stock to satisfy the underwriters' over-allotment option in the concurrent EOG common stock offering. Consummation of the offering of the Exchangeable Notes is conditioned upon the prior completion of the Share Exchange.

     On the closing of the Share Exchange, the EOG board of directors will be reduced to five members, and all of our officers and directors currently serving as EOG directors will resign from the EOG board. EOG has the right to use the name "Enron Oil & Gas Company" for a six month period after the Share Exchange.

     We currently provide EOG with various services, such as maintenance of employee benefit plans, provision of some telecommunications and computer support services, lease of office space and the provision of some purchasing and operating services and other corporate staff and support services. For up to one year after the Share Exchange, EOG has the right to continue to use these services. However, we expect EOG to transition away from using these services as soon as reasonably convenient for both EOG and us.

     EOG and Enron Corp. have in the past entered into material transactions and agreements incident to our respective businesses. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil and hedging and trading activities. Those transactions and agreements currently in place will continue after the Share Exchange, and we do not expect any material changes to such transactions and agreements that would not otherwise occur in a third party transaction. EOG and Enron Corp. may enter into similar types of transactions and agreements in the future. We intend that the terms of any future transactions and agreements between us and EOG will be at least as favorable to us as could be obtained from other third parties.

     For further detail of our relationship with EOG after the Share Exchange and the status of specific intercompany agreements, please refer to the Share Exchange Agreement filed as an exhibit to the registration statement that includes this prospectus.

                     DESCRIPTION OF THE EXCHANGEABLE NOTES

     The Exchangeable Notes will be issued under an indenture dated as of November 1, 1985, as supplemented, between our company and Harris Trust and Savings Bank, as the Trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized the material provisions of the indenture below. This summary does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this summary, defines your rights as holders of the Exchangeable Notes.

GENERAL

     The Exchangeable Notes will be our unsecured and unsubordinated senior indebtedness. They will rank equally with all of our other general senior unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we can issue. In addition, the indenture provides that debt securities may be issued under the indenture in series up to the aggregate principal amount that may be authorized from time to time by our company. The Exchangeable Notes will constitute a single series of debt securities issued under the indenture. The aggregate number of Exchangeable Notes to be issued will be 10,000,000 plus any additional Exchangeable Notes issued in connection with the over-allotment option that we granted to the
underwriters. The Exchangeable Notes will mature on             , 2002. The
indenture does not protect holders of the Exchangeable Notes in the event of a highly leveraged transaction except as may be described under "Limitations on Mortgages and Liens" below.

     Each of the Exchangeable Notes will be issued with a principal amount of
$            . Each Exchangeable Note will bear interest at an annual rate of
     % or approximately $            per year from the date the Exchangeable
Notes are issued, or from the most recent date on which interest has been paid or provided for, until the Exchangeable Notes are exchanged at maturity. We will pay interest on the Exchangeable Notes quarterly in arrears on January 31, April
30, July 31, and October 31, commencing             , 1999, to the persons in
whose names the Exchangeable Notes are registered at the close of business on the January 15, April 15, July 15 and October 15 immediately preceding such interest payment date. However, interest payable at maturity will be payable to the person to whom the principal is payable. Interest on the Exchangeable Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a business day or that is a legal holiday on which the corporate trust office of the trustee or banking institutions in the place of payment are authorized or required to close, the interest payment to be made on such interest payment date will be made on the next succeeding business day. In such event, no additional interest will accrue as a result of the delayed payment.

MANDATORILY EXCHANGEABLE

     At maturity, the Exchangeable Notes will be mandatorily exchanged by our company into a number of shares of EOG common stock at the exchange rate. The exchange rate is equal to:

     (1) if the market price of EOG common stock at maturity of the Exchangeable
         Notes is greater than or equal to $            ,      of a share of EOG
         common stock per Exchangeable Note;

     (2) if the market price of EOG common stock at maturity of the Exchangeable
         Notes is less than $            but is greater than $            , a
         fraction of a share of EOG common stock per Exchangeable Note equal to
         $            divided by the market price of EOG common stock at
         maturity of the Exchangeable Notes; and

     (3) if the market price of EOG common stock at maturity of the Exchangeable
         Notes is less than or equal to $            , one share of EOG common
         stock per Exchangeable Note.

     The exchange rate may be adjusted as described below under "Dilution Adjustments."

     The market price of the EOG common stock at maturity of the Exchangeable Notes is defined under the indenture as the average closing price per share of EOG common stock for the 20 trading days immediately prior to (but not including) the date of maturity of the Exchangeable Notes.

     The closing price of any security on any date of determination is defined under the indenture as:

     (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date; or

     (2) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed; or

     (3) if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market; or

     (4) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization; or

     (5) if such security is not so quoted, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is defined under the indenture as a business day on which the subject security:

     (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

     A business day is defined under the indenture as any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     Interest on the Exchangeable Notes will be payable, and delivery of EOG common stock in exchange for the Exchangeable Notes at their maturity will be made upon surrender of such Exchangeable Notes, at the office or agency of our company maintained for such purposes. Initially such office will be the principal corporate trust office of the Trustee, currently 111 West Monroe, Chicago, Illinois 60603 or at the Trustee's office maintained for such purpose in New York, New York. However, the payment of interest may be made at our option by check mailed to the persons in whose names the Exchangeable Notes are registered at the close of business on the January 15, April 15, July 15 and October 15 preceding the interest payment date.

     The Exchangeable Notes will be transferrable. The holders will not be assessed a service charge for any transfer except for any tax or governmental charge payable in connection with the transfer.

     The indenture does not restrict our ability to sell, pledge or convey the EOG common stock that we own. In addition, no shares of EOG common stock will be pledged or held in escrow for use at maturity of the Exchangeable Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation of our company, the EOG common stock owned by our company will be subject to the claims of our creditors. Holders of the Exchangeable Notes will not be entitled to any rights with respect to the EOG common stock (including without limitation voting rights and rights to receive any dividends or other distributions in respect of the EOG common stock) until we deliver shares of EOG common stock to holders of the Exchangeable Notes at maturity and the applicable record date, if any, for the exercise of such rights occurs after such date.

DILUTION ADJUSTMENTS

     The exchange rate is subject to adjustment if EOG:

     (1) pays a stock dividend or makes a distribution with respect to EOG common stock in shares of EOG common stock;

     (2) subdivides or splits its outstanding shares of EOG common stock;

     (3) combines the outstanding shares of EOG common stock into a smaller number of shares;

     (4) issues by reclassification of the outstanding shares of EOG common stock any shares of common stock of EOG;

     (5) issues rights or warrants to all holders of EOG common stock entitling them to subscribe for or purchase shares of EOG common stock at a price per share less than the market price of the EOG common stock, other than rights to purchase EOG common stock pursuant to a plan for the reinvestment of dividends or interest; or

     (6) pays a dividend or makes a distribution to all holders of EOG common stock of evidences of indebtedness or other assets, excluding any dividends or distributions referred to in clause (1) above or any cash dividends other than any extraordinary cash dividends, as defined below, or issues to all holders of EOG common stock rights or warrants to subscribe for or purchase any of its securities, other than those referred to in clause (5) above.

     In the case of the events referred to in clauses (1), (2), (3) and (4) above, the exchange rate in effect immediately prior to such event will be adjusted so that the holder of any Exchangeable Notes will thereafter be entitled to receive, upon mandatory exchange of the

Exchangeable Notes at maturity, the number of shares of EOG common stock that such holder would have owned or been entitled to receive immediately following any event described above had such Exchangeable Notes been exchanged immediately prior to such event on any record date with respect to such event.

     In the case of the event referred to in clause (5) above, the exchange rate will be adjusted by multiplying the exchange rate in effect immediately prior to the date of issuance of the rights or warrants referred to in clause (5) above, by a fraction, the numerator of which will be the number of shares of EOG common stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of EOG common stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which will be the number of shares of EOG common stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of EOG common stock that the aggregate offering price of the total number of shares of EOG common stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average closing price per share of EOG common stock for the 20 trading days immediately prior to the date such rights or warrants are issued), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such market price. To the extent that shares of EOG common stock are not delivered after the expiration of such rights or warrants, the exchange rate will be readjusted to the exchange rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of EOG common stock actually delivered.

     In the case of the event referred to in clause (6) above, the exchange rate will be adjusted by multiplying the exchange rate in effect on the record date by a fraction, the numerator of which will be the market price per share of the EOG common stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (6) above (such market price being determined as the average closing price per share of EOG common stock for the 20 trading days immediately prior to such record date), and the denominator of which will be such market price per share of EOG common stock less the fair market value (as determined by our board of directors, whose determination will be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of EOG common stock.

     The indenture defines an extraordinary cash dividend to mean, with respect to any 365-day period, all cash dividends on the EOG common stock during such period to the extent such dividends exceed on a per share basis 10% of the average closing price of the EOG common stock over such period, less any such dividends for which a prior adjustment to the exchange rate was previously made.

     All adjustments to the exchange rate will be calculated to the nearer 1/10,000th of a share of EOG common stock (or if there is not a nearer 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the exchange rate will be required unless such adjustment would require an increase or decrease of at least one percent in the exchange rate. However, any adjustments which by reason of the foregoing are not required to be made will be carried forward and taken into account in any subsequent adjustment.

     In the event of:

     (1) any consolidation or merger of EOG, or any surviving entity or subsequent surviving entity of EOG, with or into another entity (other than a merger or consolidation in which EOG is the continuing corporation and in which the EOG common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of EOG or another person);

     (2) any sale, transfer, lease or conveyance to another person of the property of EOG as an entirety or substantially as an entirety;

     (3) any statutory exchange of securities of EOG with another person (other than in connection with a merger or acquisition); or

     (4) any liquidation, dissolution or winding up of EOG (the events described in (1), (2), (3) and (4) being referred to as reorganization events),

the exchange rate used to determine the amount payable upon exchange at maturity for each Exchangeable Note will be adjusted to provide that each holder of Exchangeable Notes will receive at maturity cash in an amount equal to:

     (a) if the transaction value, as defined below, is greater than or equal to
         $          ,           multiplied by the transaction value;

     (b) if the transaction value is less than $          but greater than
         $          , $          ; and

     (c) if the transaction value is less than or equal to $          , the
         transaction value.

The term transaction value means:

     (1) for any cash received in any such reorganization event, the amount of cash received per share of EOG common stock;

     (2) for any property other than cash or securities received in any such reorganization event, an amount equal to the market value at maturity of such property received per share of EOG common stock as determined by a nationally recognized independent investment banking firm retained by us for this purpose; and

     (3) for any securities received in any such reorganization event, an amount equal to the average closing price per share of such securities for the 20 trading days immediately prior to maturity multiplied by the number of such securities received for each share of EOG common stock.

     Notwithstanding the foregoing, in lieu of delivering cash as provided above, we may at our option deliver an equivalent value of securities or other property received in such reorganization event, determined in accordance with clause (2) or (3) above, as applicable. If we elect to deliver securities or other property, holders of the Exchangeable Notes will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the Exchangeable Notes will be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

     We are required, within ten business days after we become aware of the occurrence of an event that requires an adjustment to the exchange rate, to provide written notice to the trustee for distribution to all holders of Exchangeable Notes of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the exchange rate was determined and setting forth the revised exchange rate.

FRACTIONAL SHARES

     No fractional shares of EOG common stock will be issued upon exchange of the Exchangeable Notes for shares of EOG common stock. If more than one Exchangeable Note is surrendered for exchange at one time by the same holder, the number of full shares of EOG common stock which are to be delivered upon exchange will be computed on the basis of the aggregate number of Exchangeable Notes so surrendered at maturity. In lieu of any fractional share otherwise issuable in respect of all Exchangeable Notes of any holder which are exchanged at maturity, such holder will be entitled to receive an amount in cash equal to the value of such fractional share at the market price of the EOG common stock at maturity.

DELIVERY OF SECURITIES UPON MATURITY

     All shares of EOG common stock deliverable to holders of the Exchangeable Notes upon maturity will be delivered to such holders, whenever practicable, in a manner to assure same-day transfer of the securities to the holders and otherwise in the manner customary for delivery of the securities. However, it may not be possible under market practices prevailing at the maturity of the Exchangeable Notes to transfer EOG common stock in a manner that assures same-day transfer of the securities to holders of the Exchangeable Notes. Accordingly, holders of the Exchangeable Notes may receive all or a portion of the EOG common stock into which such Exchangeable Notes are exchangeable after the date of maturity.

REDEMPTION

     The Exchangeable Notes are not redeemable prior to maturity and do not contain sinking fund or other mandatory redemption provisions. The Exchangeable Notes are not subject to payment at the option of the holder prior to maturity.

LIMITATIONS ON MORTGAGES AND LIENS

     The indenture provides that so long as any of the Exchangeable Notes are outstanding, we will not, and will not permit any of our subsidiaries to, pledge, mortgage or hypothecate, or permit to exist, except in favor of our company or any of our subsidiaries, any mortgage, pledge or other lien upon, any principal properties described below at any time owned by our company, to secure any indebtedness, unless effective provision is made so that outstanding Exchangeable Notes will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to prevent the creation or existence of:

     (1) encumbrances on any property held or used by our company or a subsidiary of our company in connection with the exploration for, development of or production of other natural resources or synthetic fuels;

     (2) encumbrances on natural resources or synthetic fuels produced or recovered from any property in which we own an interest;

     (3) encumbrances on any property acquired before or after the date of the indenture, created at the time of acquisition or within one year after acquisition to secure all or a portion of the purchase price of the acquisition, or existing on the acquired property on the date of acquisition, so long as the encumbrance applies only to the acquired property and fixed improvements to the acquired property;

     (4) encumbrances on any property acquired before or after the date of the indenture by any corporation that is or becomes a subsidiary after the date of the indenture, so long as the encumbrance

        - exists before the time the acquired entity becomes a subsidiary or is created at the time the acquired entity becomes a subsidiary or within one year after such time to secure all or a portion of the acquisition price; and

        - applies only to the properties owned by the acquired entity at the time it becomes a subsidiary or acquired after the acquisition by it from sources other than our company or any of our other subsidiaries;

     (5) pledges of current assets, in the ordinary course of business, to secure current liabilities;

     (6) deposits to secure public or statutory obligations;

     (7) liens to secure indebtedness other than funded debt;

     (8) encumbrances on any office, data processing or transportation equipment;

     (9) encumbrances created or assumed by our company or one of our subsidiaries in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security in accordance with the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by our company or one of our subsidiaries;

     (10) pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby received in connection with the sale by our company or one of our subsidiaries of goods or merchandise to customers; or

     (11) other liens or encumbrances specified in the indenture.

     However, we or our subsidiaries may issue, assume or guarantee indebtedness secured by a mortgage that would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the consolidated net tangible assets, defined as total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks, of our company as shown on the audited consolidated financial statements of our company as of the end of the fiscal year preceding the date of determination.

     The holders of at least 50% in principal amount of the outstanding Exchangeable Notes may waive compliance by our company with the covenant described above.

     The indenture defines the term subsidiary to mean a corporation of which we own, directly or indirectly, all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled to vote only on the happening of some contingency unless such contingency has occurred).

     The indenture defines the term principal property to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of our board of directors is not of material importance to our total business. The term principal property does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline.

     The term indebtedness, as applied to our company or any of our subsidiaries, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by our company or any of our subsidiaries and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by our company or any of our subsidiaries is for all purposes of the indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect to indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation.

     The term indebtedness does not include:

     (1) amounts which are payable only out of all or a portion of the natural resources produced, derived or extracted from properties owned or developed by such corporation;

     (2) any amount representing capitalized lease obligations;

     (3) any indebtedness incurred to finance natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of natural resources or synthetic fuel to be produced, sold and/or delivered by our company or any of our subsidiaries;

     (4) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and

     (5) any guarantees with respect to lease or other similar periodic payments to be made by other persons.

     The term funded debt as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which funded debt is being determined. However, the term funded debt will not include:

     (1) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business; or

     (2) advances for construction and security deposits received by such corporation in the ordinary course of business.

BOOK-ENTRY SYSTEM

     It is expected that the Exchangeable Notes will be issued in the form of one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

     DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities of persons who have accounts with DTC, otherwise known as participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and other clearing corporations. Indirect access to DTC's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Upon the issuance of a global security, DTC or its nominee will credit the respective Exchangeable Notes represented by such global security to the accounts of participants. The accounts to be credited initially shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants.

     So long as DTC or its nominee, is the registered owner of the Exchangeable Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchangeable Notes represented by such global security for the purposes of receiving payment on the Exchangeable Notes, receiving notices and for all other purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Exchangeable Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Exchangeable Notes in definitive form and will not be considered the owners or holders of the Exchangeable Notes under the indenture.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global security to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies ("indirect participants"), the ability of a person having a beneficial interest in a global security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be impaired by the lack of a physical certificate of such interest.

     Any payment of principal, premium or interest on Exchangeable Notes registered in the name of DTC or its nominee represented by any such global security will be made to DTC or its nominee, as the case may be, as the sole registered owner of the global security representing the Exchangeable Notes. Neither we, the trustee, any agent of ours or the trustee or any underwriter will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security representing any Exchangeable Notes, for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests or for any action taken or omitted to be taken by DTC or any participant.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.

     A global security may not be transferred except as a whole by DTC to a nominee of DTC, except as otherwise provided in the indenture. A global security representing Exchangeable Notes is exchangeable only if:

     (1) DTC notifies us that it is unwilling or unable to continue as depositary for such global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days;

     (2) we determine that such global security will be exchangeable; or

     (3) an event of default under the indenture occurs and continues or an event which with the giving of notice or lapse of time or both would constitute an event of default with respect to the Exchangeable Notes.

     Any global security that is exchangeable pursuant to the preceding paragraph will be exchangeable for certificates in definitive form representing Exchangeable Notes issuable in such denominations and in such names as the depositary holding such global security directs. Subject to the foregoing, the global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or its nominee.

     DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000" problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EVENTS OF DEFAULT

     An event of default under the indenture with respect to the Exchangeable Notes is defined as being:

     (1) default for 30 days in payment of any installment of interest on the Exchangeable Notes;

     (2) default in the payment of any principal on the Exchangeable Notes at their maturity;

     (3) default in performance of any of our covenants or warranties in the indenture for the benefit of the Exchangeable Notes that is not remedied within 60 days after we receive written notice of the default from the trustee or the holders of not less than 25% in principal amount of the Exchangeable Notes then outstanding; and

     (4) the bankruptcy, insolvency or reorganization of our company as described in the indenture.

     The indenture provides that if an event of default has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Exchangeable Notes may accelerate the maturity of the Exchangeable Notes by declaring the principal of all the Exchangeable Notes, together with accrued interest, to be due and payable immediately. Generally, such declaration may be annulled by the holders of a majority in principal amount of the Exchangeable Notes then outstanding. In addition, past defaults may be waived by the holders of a majority in principal amount of the Exchangeable Notes then outstanding as were entitled to declare such default, except a default in the payment of the principal or interest on the Exchangeable Notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the approval of the holder of each Exchangeable Note so affected.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Exchangeable Notes before proceeding to exercise any right or power under the indenture at the request of the holders of the Exchangeable Notes. The indenture also provides that the holders of a majority in principal amount of the outstanding Exchangeable Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Exchangeable Notes.

     We have agreed to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

SATISFACTION AND DISCHARGE

     The indenture will be satisfied and discharged with respect to the Exchangeable Notes when:

     (1) either:

        - all Exchangeable Notes previously authenticated and delivered have been delivered to the trustee canceled or for cancellation; or

        - all Exchangeable Notes not previously delivered to the trustee canceled or for cancellation (a) have become due and payable or (b) will become due and payable at their maturity within one year and we, in the case of (a) or (b) above, have deposited with the trustee an amount sufficient to pay and discharge the entire indebtedness of the Exchangeable Notes for principal and interest to the date of such deposit (in the case of the Exchangeable Notes which have become due and payable), or to the maturity date, as the case may be;

     (2) we have paid or caused to be paid all other sums payable under the indenture by our company with respect to the Exchangeable Notes; and

     (3) we have delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent to the satisfaction and discharge of the Exchangeable Notes have been complied with.

MODIFICATION, WAIVER AND MEETINGS

     We and the trustee, with the consent of the holders of not less than 50% in principal amount of the Exchangeable Notes then outstanding, may execute supplemental indentures amending any provisions of the indenture or modifying the rights of the holders of Exchangeable Notes. However, we may not, without the consent of the holders of all outstanding Exchangeable Notes:

     (1) change the final maturity of the principal of, or installment of interest, if any, on, any Exchangeable Notes;

     (2) reduce the principal amount of the Exchangeable Notes or the interest on the Exchangeable Notes;

     (3) change the maturity of or reduce the amount of any payment to be made with respect to the Exchangeable Notes;

     (4) change the currency in which the principal of or interest on the Exchangeable Notes is denominated or payable;

     (5) impair the right to institute suits for the enforcement of any payment on or after the maturity of the Exchangeable Notes; or

     (6) reduce the percentage in principal amount of the outstanding Exchangeable Notes required to consent to the adoption of any supplemental indenture, or any waiver of compliance with certain provisions of the indenture.

     The holders of a majority in aggregate principal amount of the outstanding Exchangeable Notes may on behalf of all holders of the Exchangeable Notes waive any past default under the indenture with respect to the Exchangeable Notes, except a default in the payment of principal or interest or a covenant or provision that cannot be modified or amended without the consent of the holders of each outstanding Exchangeable Note, and waive compliance by our company with certain other provisions of the indenture.

     The indenture contains provisions for convening meetings of the holders of the Exchangeable Notes. A meeting may be called at any time by the trustee, by our company or the holders of at least 25% in aggregate principal amount of the outstanding Exchangeable Notes. Any resolution passed or decision taken at any meeting of holders of the Exchangeable Notes duly held in accordance with the indenture will be binding on all holders of the Exchangeable Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We covenant that we will not merge or consolidate or sell or convey all or substantially all of our assets unless the successor corporation is our company or a domestic corporation which assumes our obligations under the Exchangeable Notes and under the indenture, and after giving effect to the transaction we or the successor corporation would not be in default under the indenture.

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the trustee under the indenture. We conduct other banking transactions with the trustee in the ordinary course of business.

GOVERNING LAW

     The indenture and each Exchangeable Note will be deemed to be contracts under the law of the State of Texas and for all purposes will be construed in accordance with the law of such state.

SAME-DAY FUNDS SETTLEMENT SYSTEM AND PAYMENT

     Settlement for the Exchangeable Notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the global securities will be made by us in immediately available funds.

     The Exchangeable Notes will trade in DTC's same-day funds settlement system until maturity, and secondary market trading activity in the Exchangeable Notes will therefore be required by DTC to settle in immediately available funds.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences that may be relevant to a "U.S. person." A U.S. person is:

     - a citizen or resident of the United States,

     - a corporation or partnership created or organized under the laws of the United States,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Internal Revenue Code of 1986

who is the beneficial owner of an Exchangeable Note (a "U.S. holder"). Vinson & Elkins L.L.P., special tax counsel to our company, has advised us that the conclusions of law expressed in the following summary represent the opinion of Vinson & Elkins L.L.P. All references to "holders" (including U.S. holders) are to beneficial owners of the Exchangeable Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus (or, in the case of certain Treasury regulations in proposed form, as of such date), all of which are subject to change at any time (possibly with retroactive effect). Because such laws, regulations, rulings and decisions are technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. holders who are initial holders of the Exchangeable Notes, who purchase the Exchangeable Notes at the offering price set forth on the cover page of this prospectus and who will hold the Exchangeable Notes and, if applicable, the EOG common stock as capital assets. This summary does not address all aspects of federal income taxation that may be relevant to a particular U.S. holder in light of the holder's individual investment circumstances or to certain types of U.S. holders subject to special treatment under the U.S. federal income tax laws, such as:

     - dealers in securities or foreign currency;

     - financial institutions;

     - insurance companies;

     - tax-exempt organizations; and

     - taxpayers holding the Exchangeable Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment.

Moreover, this summary does not discuss the effect of any applicable state, local or foreign tax laws.

     No statutory, judicial or administrative authority directly addresses the characterization of the Exchangeable Notes or instruments similar to the Exchangeable Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Exchangeable Notes are not certain. We are not requesting a ruling from the IRS with respect to the Exchangeable Notes, and we cannot assure you that the IRS will agree with the conclusions in this summary. In addition, although Vinson & Elkins L.L.P. has given its opinion confirming the conclusions of law expressed in this summary, Vinson & Elkins L.L.P. has stated it could give no opinion with respect to the specific tax consequences of owning or disposing of Exchangeable Notes, including the characterization of Exchangeable Notes for U.S. federal income tax purposes. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE EXCHANGEABLE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGEABLE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     Pursuant to the terms of the indenture, we and every holder of an Exchangeable Note will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize an Exchangeable Note for all tax purposes as a forward purchase contract to purchase EOG common stock at maturity (including as a result of acceleration or otherwise). Under the terms of the forward contract:

     - at the time of issuance of the Exchangeable Notes the holder deposits irrevocably with our company a fixed amount of cash equal to the initial price of the Exchangeable Notes to assure the fulfillment of the holder's purchase obligation described in the third clause below;

     - until maturity our company will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on the Exchangeable Notes as compensation to the holder for our use of the cash deposit during the term of the Exchangeable Notes; and

     - at maturity the cash deposit unconditionally and irrevocably will be applied by our company in full satisfaction of the holder's obligation under the forward purchase contract, and we will deliver to the holder the number of shares of EOG common stock that the holder is entitled to receive at the time pursuant to the terms of the Exchangeable Notes.

Consistent with the above characterization, (1) amounts paid to our company in respect of the original issue of an Exchangeable Note will be treated as allocable in their entirety to the amount of the cash deposit attributable to such Exchangeable Note, and (2) amounts denominated as interest that are payable with respect to the Exchangeable Notes will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. holder as interest income in accordance with the holder's method of accounting. (Prospective investors should note that cash proceeds of this offering will not be segregated by our company during the term of the Exchangeable Notes, but instead will be commingled with our other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.)

     Under the above characterization of the Exchangeable Notes, a U.S. holder's tax basis in an Exchangeable Note generally will equal the holder's cost for that Exchangeable Note. Upon the sale or other taxable disposition of an Exchangeable Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder's tax basis in the Exchangeable Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the Exchangeable Note for more than one year at the time of disposition.

     Under the above characterization of the Exchangeable Notes, if we deliver EOG common stock at maturity, a U.S. holder will recognize no gain or loss on the purchase of EOG common stock against application of the monies received by our company in respect of the Exchangeable Notes. A U.S. holder will have a tax basis in the EOG common stock equal to the U.S. holder's tax basis in the Exchangeable Notes (less the portion of the tax basis of the Exchangeable Notes allocable to any fractional share, as described in the next sentence). A U.S. holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the Exchangeable Notes allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder).

     Due to the absence of authority as to the proper characterization of the Exchangeable Notes, we cannot assure you that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning an Exchangeable Note under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations apply to debt instruments issued on or after August 13, 1996. The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code of 1986 to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument recognizes ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument is treated as ordinary income. Any loss realized on such sale, exchange or redemption is treated as an ordinary loss to the extent the U.S. holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally is treated as a capital loss.

     If the IRS argued successfully that the Contingent Payment Regulations applied to the Exchangeable Notes, then, among other matters:

     - gain realized by a U.S. holder on the sale or other taxable disposition of an Exchangeable Note generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the Exchangeable Note had been held for more than one year at the time of such disposition), and

     - a U.S. holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of shares of EOG common stock, rather than capital gain or loss upon the ultimate sale of such stock.

     Even if the Contingent Payment Regulations do not apply to the Exchangeable Notes, it is possible that the IRS could seek to characterize the Exchangeable Notes in a manner that results in tax consequences to initial U.S. holders of the Exchangeable Notes different from those reflected in the indenture and described above.

NON-UNITED STATES PERSONS

     In the case of a holder of Exchangeable Notes that is not a U.S. person, payments made with respect to the Exchangeable Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Exchangeable Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if:

     - such gain is not effectively connected with a U.S. trade or business of such holder and

     - in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition of the Exchangeable Notes or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of Exchangeable Notes may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules of the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Because our common stock is listed on the New York, Chicago and Pacific Stock Exchanges, our reports, proxy statements and other information can be reviewed and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005, the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
       and

     - Our Current Reports on Form 8-K, filed January 26, 1999 and March 18,
       1999.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Secretary Division, Enron Corp.
     1400 Smith Street
     Houston, Texas 77002
     (713) 853-6161

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT MAKING AN OFFER OF THE SECURITIES COVERED BY THIS PROSPECTUS WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                 LEGAL MATTERS

     The validity of the Exchangeable Notes will be passed upon for our company by James V. Derrick, Jr., Esq., Executive Vice President and General Counsel of our company. Mr. Derrick owns substantially less than 1% of the outstanding shares of our common stock. Certain tax matters with respect to the Exchangeable Notes will be passed upon for our company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Bracewell & Patterson, L.L.P., Houston, Texas. Bracewell & Patterson, L.L.P. provides services to us and our affiliates on matters unrelated to this offering.

                                    EXPERTS

     The consolidated financial statements included in our Current Report on Form 8-K dated March 18, 1999 and the consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1998, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference in this prospectus and registration statement on the authority of DeGolyer and MacNaughton as experts in petroleum engineering and in giving the reports.

                                  UNDERWRITING

     Enron Corp. and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Exchangeable Notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Exchangeable Notes indicated in the following table.

                                                                  NUMBER OF
                        UNDERWRITER                           EXCHANGEABLE NOTES
                        -----------                           ------------------
Goldman, Sachs & Co.........................................
Banc of America Securities LLC..............................
Salomon Smith Barney Inc....................................
                                                                  ----------
          Total.............................................      10,000,000
                                                                  ==========

     If the underwriters sell more Exchangeable Notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,500,000 Exchangeable Notes from Enron Corp. to cover such sales. They may exercise that option for 30 days. If any Exchangeable Notes are purchased pursuant to this option, the underwriters will severally purchase Exchangeable Notes in approximately the same proportion as set forth in the table above.

     The following table shows the per Exchangeable Note and total underwriting discounts and commissions to be paid to the underwriters by Enron Corp. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Exchangeable Notes.

                                                          PAID BY ENRON
                                                       --------------------
                                                          NO         FULL
                                                       EXERCISE    EXERCISE
                                                       --------    --------
Per Exchangeable Note................................   $           $
Total................................................   $           $

     Exchangeable Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any Exchangeable Notes sold by the underwriters to securities
dealers may be sold at a discount of up to $          per Exchangeable Note from
the initial price to public. Any such securities dealers may resell any Exchangeable Notes purchased from the underwriters to certain other brokers or
dealers at a discount of up to $          per Exchangeable Note from the initial
price to public. If all the Exchangeable Notes are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     Enron Corp. and EOG and its directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of or hedge any shares of EOG common stock or securities convertible into or exchangeable for shares of EOG common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans or the exercise of stock options pursuant to EOG's stock option plan.

     The Exchangeable Notes will be a new issue of securities with no established trading market. We have applied to list the Exchangeable Notes on the NYSE. The underwriters intend to make a market in the Exchangeable Notes, subject to applicable laws and regulations. However, the underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the underwriters without notice. Accordingly, we cannot give you any assurance as to the liquidity of such market.

     In connection with the offering, the underwriters may purchase and sell Exchangeable Notes and shares of EOG common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Exchangeable Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of Exchangeable Notes or EOG common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased units sold by or for the account of that underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Exchangeable Notes or the EOG common stock. As a result, the price of the Exchangeable Notes or the EOG common stock may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     We estimate that our total expenses of the offering of the Exchangeable Notes, excluding underwriting discounts and commissions, will be approximately
$          .

     We and EOG have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

     The underwriters or their respective affiliates in the past have provided investment banking and/or commercial banking services and other financial services for us and our affiliates and have received compensation and expense reimbursement for these services. The underwriters or their affiliates may in the future provide investment banking and/or commercial banking services and other financial services to us or our affiliates for which they will receive compensation and expense reimbursement.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION. DATED JULY 23, 1999.

                                                                      APPENDIX A

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY

                                  Common Stock

                             ----------------------

     This prospectus relates to up to 11,500,000 shares of our common stock
which may be delivered by Enron Corp. upon mandatory exchange of the   %
Exchangeable Notes due             , 2002 of Enron Corp. This prospectus is
Appendix A to a prospectus of Enron Corp. covering the sale of the Exchangeable Notes. We will not receive any of the proceeds from the sale of the Exchangeable Notes or the delivery by Enron Corp. of its shares of our common stock upon exchange of the Exchangeable Notes at maturity.

     Enron Oil & Gas Company is offering 27,000,000 shares of its common stock.

     The common stock is listed on the New York Stock Exchange under the symbol "EOG". The last reported sale price of the common stock on July 21, 1999 was $20.00 per share.

     Enron Corp. is offering concurrently, in a separate public offering with a separate prospectus 10,000,000 (11,500,000 if the underwriters in that offering fully exercise their over-allotment option) Exchangeable Notes, which are mandatorily exchangeable into shares of EOG common stock currently owned by Enron Corp. This offering of EOG common stock and the concurrent offering of Exchangeable Notes by Enron Corp. are not conditioned on each other.

     Consider carefully the risk factors beginning on page 10 of this prospectus.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                    Prospectus dated                , 1999.

                            ENRON OIL & GAS COMPANY

                                     [MAPS]

*NATURAL GAS EQUIVALENT DAILY PRODUCTION AT DECEMBER 31, 1998.

                               OIL AND GAS TERMS

When describing commodities
  produced and sold:                gas                   = natural gas
                                    oil                   = crude oil
                                    liquids               = crude oil, condensate and natural gas liquids
When describing natural gas:        Mcf                   = thousand cubic feet
                                    MMcf                  = million cubic feet
                                    Bcf                   = billion cubic feet
                                    MMBtu                 = million British Thermal Units
When describing oil:                Bbl                   = barrel
                                    MBbl                  = thousand barrels
                                    MMBbl                 = million barrels
When comparing oil to natural gas:  1 Bbl of oil          = 6 Mcf of natural gas equivalent
                                    Mcfe                  = thousand cubic feet equivalent
                                    MMcfe                 = million cubic feet equivalent
                                    Bcfe                  = billion cubic feet equivalent

                               PROSPECTUS SUMMARY

     This summary highlights selected information we have included or incorporated by reference in this prospectus. However, it does not contain all information that may be important to you. More detailed information about this offering, our business and our financial and operating data is contained elsewhere in this prospectus. We encourage you to read this prospectus in its entirety before making an investment decision.

     In this prospectus, we refer to Enron Oil & Gas Company and its subsidiaries as "we", "us", "our" or "EOG" unless the context clearly indicates otherwise.

                                   ABOUT EOG

     EOG is one of the largest independent exploration and production companies in the United States. We explore for and produce natural gas and oil in almost every major producing basin in the United States and Canada and internationally in India and Trinidad and, to a lesser extent, selected other areas.

                        SHARE EXCHANGE WITH ENRON CORP.

     On July 20, 1999, EOG and Enron Corp. announced an agreement to exchange 62,270,000 shares of our common stock out of 82,270,000 shares currently owned by Enron Corp. for all the stock of our subsidiary, EOGI-India, Inc. Prior to the Share Exchange, we will make an indirect $600,000,000 cash capital contribution, plus certain intercompany receivables, to EOGI-India, Inc. At the time of completion of this transaction, this subsidiary will own, through subsidiaries, all of our assets and operations in India and China. We expect this transaction to be tax-free to Enron Corp. and us. We refer to this transaction elsewhere in this prospectus as the Share Exchange. Some time after the Share Exchange, we expect to change our corporate name to "EOG Resources, Inc." and we will make appropriate changes to our subsidiaries' names. See "Relationship with Enron Corp."

     The completion of the Share Exchange is subject to specific conditions and will occur on the later of August 31, 1999 and three days after all conditions have been satisfied or waived. If prior to August 31, 1999 all conditions to the Share Exchange have been satisfied or waived, we can require that the Share Exchange take place prior to August 31, 1999. We currently expect the Share Exchange to close on or before August 31, 1999. If we complete the Share Exchange prior to this offering, we will use borrowed funds for the cash capital contribution in connection with the Share Exchange, and we will repay a portion of those borrowed funds with the net proceeds of this offering. If we complete this offering on the same day as the Share Exchange, we will use the proceeds of this offering to pay a portion of the capital contribution in connection with the Share Exchange.

     Upon completion of the Share Exchange, all of the directors of EOG who are affiliated with Enron Corp. will resign from our Board of Directors.

     For the complete terms of our agreement with Enron Corp., please refer to the Share Exchange Agreement between Enron Corp. and us filed as an exhibit to the registration statement that includes this prospectus.

                              EOG RESOURCES, INC.

     As EOG Resources, Inc., our reserves and production will be predominantly comprised of natural gas, and will be primarily located in North America. On a pro forma basis, 77% of our total reserves will be located in, and 85% of our production will be derived from, the United States or Canada, with natural gas comprising 87% of total production, on a natural gas equivalent basis as of or for the year ended December 31, 1998.

     After giving effect to the Share Exchange, at December 31, 1998, our estimated total net proved reserves included:

     - 4,294 Bcf of gas, including:

       - 1,180 Bcf of proved undeveloped methane reserves in the Big Piney deep Paleozoic formations in Wyoming and

     - 61 MMBbl of liquids.

     After giving effect to the Share Exchange, at December 31, 1998,

     - 66% of our reserves (on a natural gas equivalent basis) was located in the United States

     - 11% in Canada and

     - 23% in Trinidad.

     After giving effect to the Share Exchange, for the year ended December 31, 1998 our delivered volumes (on a natural gas equivalent basis) were

     - 282 Bcfe in the United States,

     - 46 Bcfe in Canada and

     - 57 Bcfe in Trinidad.

                               BUSINESS STRATEGY

     Our strategy is to maximize the return on invested capital by achieving operating and finding costs that are among the lowest in the industry. We are focused on growing our domestic natural gas reserves and production by concentrating our efforts in known North American reserve basins. We focus on selected international opportunities where we can successfully apply our core competencies in the exploitation of reserves. Our strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost effective basis.

     Our North American operations are organized into seven largely autonomous business units, each focusing on a basin or basins, utilizing personnel who have developed experience and expertise unique to the geology of the region, thereby leveraging our knowledge and cost structure into enhanced returns on invested capital.

     We focus our drilling activity toward natural gas deliverability in addition to natural gas reserve enhancement and to a lesser extent crude oil exploitation. We also focus on the cost-effective utilization of advances in technology associated with gathering, processing and interpretation of 3-D seismic data, developing reservoir simulation models and drilling operations through the use of new and/or improved drill bits, mud motors, mud additives, formation logging techniques and reservoir fracturing methods. These advanced technologies are used, as appropriate, throughout the company to reduce the risks associated with all aspects of oil and gas reserve exploration, exploitation and development.

     We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low cost reserves. We also make selected tactical acquisitions that give us additional economies of scale or land positions with significant additional prospects. Achieving and maintaining the lowest possible operating cost structure are also important goals in the implementation of our strategy.

     Consistent with our desire to optimize the use of our assets, we also sell selected oil and gas properties that for various reasons may no longer fit into future operating plans or which we believe do not have sufficient future growth potential. We do this when we believe the economic value to be obtained by selling the properties and reserves in the ground is greater than what we would obtain by holding the properties and producing the reserves over time. As a result, we typically receive each year a varying but substantial level of proceeds related to such sales. We use these proceeds for general corporate purposes.

                              RECENT DEVELOPMENTS

     For the second quarter 1999, we reported net income of $20.6 million, or $.13 per share, compared to net income of $13.3 million, or $.09 per share, for the comparable period a year ago. Net of non-recurring items, our second quarter 1999 net income was $12.9 million, or $.08 per share. Net operating revenues for second quarter 1999 were $187.2 million compared to $183.3 million for the comparable period a year ago.

     Our natural gas deliveries in second quarter 1999 increased six percent to 959 MMcf per day versus 1998 second quarter deliveries of 907 MMcf per day. Crude oil and condensate deliveries totaled 24.5 MBbls per day in the second quarter 1999, an increase of nine percent from deliveries of 22.4 MBbls per day for the comparable period a year ago.

     As a result of the change to our portfolio of assets subsequent to the Share Exchange, we are currently re-evaluating our overall business. We expect to complete this re-evaluation by the end of third quarter 1999. As a result of this re-evaluation, some of our current projects may no longer be deemed central to our business. In that case, we may incur non-cash charges in connection with the disposition of such projects of up to approximately $75 million, after-tax.

     We have received a commitment for a new credit facility of up to $1.3 billion, which may be used to fund the $600 million cash capital contribution for the Share Exchange if it closes before this offering.

     We have declared a regular quarterly dividend of $0.03 per share on the common stock of EOG, payable July 30, 1999, to shareholders of record as of July 15, 1999.

     On July 21, 1999, two stockholders of EOG filed separate lawsuits purportedly on behalf of EOG against Enron Corp. and EOG's directors, alleging that Enron Corp. and EOG's directors breached their fiduciary duties of good faith and loyalty in approving the Share Exchange. The lawsuits seek to temporarily and permanently enjoin the Share Exchange, compensatory damages and costs and expenses, including reasonable attorneys' and experts' fees. EOG, Enron Corp. and the EOG directors believe the lawsuits are without merit and intend to vigorously contest them.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

        SUMMARY OF HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth our summary selected historical financial and operating data as of and for each of the three years in the period ended December 31, 1998 and the three-month periods ended March 31, 1998 and 1999 and our pro forma financial and operating data as of and for the year ended December 31, 1998 and the three-month period ended March 31, 1999. This information should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus (see "Where You Can Find More Information") and our condensed consolidated pro forma financial statements and the related notes included elsewhere in this prospectus. Financial information for each of the three years in the period ended December 31, 1998 has been derived from audited financial statements. Financial information for the three-month periods ended March 31, 1998 and 1999 has been derived from unaudited financial statements. The interim data reflects all adjustments which, in the opinion of our management, are necessary to present fairly such information for the interim periods. Results of the three-month periods are not necessarily indicative of the results expected for a full year or any other interim period. The unaudited condensed consolidated pro forma information is for informational purposes only, and does not necessarily represent what our actual results of operations would have been had the Share Exchange occurred on the dates indicated under "Unaudited Condensed Consolidated Pro Forma Financial Information".

                                                                                                                  PRO FORMA
                                                                                                                    THREE
                                                                         PRO FORMA         THREE MONTHS            MONTHS
                                      YEAR ENDED DECEMBER 31,            YEAR ENDED       ENDED MARCH 31,           ENDED
                                 ----------------------------------     DECEMBER 31,   ---------------------      MARCH 31,
                                   1996         1997         1998           1998         1998         1999          1999
                                 --------     --------     --------     ------------   --------     --------     -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net operating revenues.........  $730,648..   $783,501     $769,188       $696,351     $199,831     $158,954      $140,120
Operating expenses
 Lease and well................  76,618..       96,064       98,868         87,750       24,909       24,069        19,788
 Exploration costs.............  55,009..       57,696       65,940         63,407       17,398       16,789        15,991
 Dry hole costs................    13,193       17,303       22,751         22,751        7,881          345           345
 Impairment of unproved oil and
   gas properties..............    21,226       27,213       32,076         32,076        8,348        8,003         8,003
 Depreciation, depletion and
   amortization................   251,278      278,179      315,106        305,786       71,961       82,022        79,120
 General and administrative....    56,405       54,415       69,010         57,968       16,554       23,635        13,142
 Taxes other than income.......    48,089       59,856       51,776         45,161       14,494       13,695        11,473
                                 --------     --------     --------       --------     --------     --------      --------
       Total...................   521,818      590,726      655,527        614,899      161,545      168,558       147,862
                                 --------     --------     --------       --------     --------     --------      --------
Operating income (loss)........   208,830      192,775      113,661         81,452       38,286       (9,604)       (7,742)
Other income (expense), net....    (5,007)      (1,588)      (4,800)             5         (970)      26,938(1)     24,639(1)
Interest expense (net of
 interest capitalized).........    12,861       27,717       48,579         60,590        9,110       14,267        17,134
                                 --------     --------     --------       --------     --------     --------      --------
Income before income taxes.....   190,962      163,470       60,282         20,867       28,206        3,067          (237)
Income tax provision
 (benefit)(2)..................    50,954(3)    41,500(4)     4,111(5)     (10,432)(5)    1,201(6)    (1,999)(7)    (2,047)(7)
                                 --------     --------     --------       --------     --------     --------      --------
Net income.....................  $140,008     $121,970     $ 56,171       $ 31,299     $ 27,005     $  5,066      $  1,810
                                 ========     ========     ========       ========     ========     ========      ========
Net income per share of common
 stock
 Basic.........................  $    .88     $    .78     $    .36       $    .26     $    .17     $    .03      $    .02
                                 ========     ========     ========       ========     ========     ========      ========
 Diluted.......................  $    .87     $    .77     $    .36       $    .26     $    .17     $    .03      $    .02
                                 ========     ========     ========       ========     ========     ========      ========
Average number of common shares
 Basic.........................   159,853      157,376      154,345        119,075      154,736      153,733       118,463
                                 ========     ========     ========       ========     ========     ========      ========
 Diluted.......................   161,525      158,160      155,054        119,784      155,522      154,615       119,345
                                 ========     ========     ========       ========     ========     ========      ========

                                                                                                             PRO FORMA
                                                                   AT DECEMBER 31,                  AT           AT
                                                         ------------------------------------   MARCH 31,    MARCH 31,
                                                            1996         1997         1998         1999         1999
                                                         ----------   ----------   ----------   ----------   ----------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Oil and gas properties - net...........................  $2,099,589   $2,387,207   $2,676,363   $2,681,316   $2,450,296
Total assets...........................................   2,458,353    2,723,355    3,018,095    2,990,235    2,677,789
Long-term debt
  Trade................................................     466,089      548,775      942,779    1,170,518    1,280,518
  Affiliate............................................           -      192,500      200,000            -            -
Deferred revenue.......................................      56,383       39,918        4,198        3,148        3,148
Shareholders' equity...................................   1,265,090    1,281,049    1,280,304    1,284,713      936,967

                                                                                                                PRO FORMA
                                                                                               THREE MONTHS       THREE
                                                          YEAR ENDED            PRO FORMA          ENDED         MONTHS
                                                         DECEMBER 31,          YEAR ENDED        MARCH 31,        ENDED
                                                   ------------------------   DECEMBER 31,    ---------------   MARCH 31,
                                                    1996     1997     1998        1998         1998     1999      1999
                                                   ------   ------   ------   -------------   ------   ------   ---------
OPERATING DATA:
Wellhead Volumes and Prices
 Natural Gas Volumes (MMcf per day)..............     830      889      971         915          901    1,004       933
 Average Natural Gas Prices ($/Mcf)..............  $ 1.78   $ 2.07   $ 1.78      $ 1.74       $ 1.86   $ 1.53    $ 1.50
 Crude/Condensate Volumes (MBbl per day).........    19.6     19.9     24.7        19.6         22.3     25.7      18.6
 Average Crude/Condensate Prices ($/Bbl).........  $20.60   $19.30   $12.66      $12.61       $14.64   $10.76    $11.12

---------------

(1) Includes a gain of $28 million related to the sale of options held by EOG to purchase 1.6 million shares of Enron Corp. common stock.

(2) Includes benefits of approximately $16 million, $12 million, $12 million, $12 million, $1 million, $3 million and $3 million in the year ended December 31, 1996, 1997, 1998 and 1998 (pro forma), and the three-month period ended March 31, 1998, 1999 and 1999 (pro forma), respectively, relating to tight gas sand federal income tax credits.

(3) Includes a benefit of $9 million primarily associated with a reassessment of deferred tax requirements and the successful resolution on audit of Canadian income taxes for certain prior years.

(4) Includes a benefit of $15 million primarily associated with the refiling of certain Canadian tax returns and the sale of certain international assets and subsidiaries.

(5) Includes a benefit of $2 million related to the final audit assessments of India taxes for certain prior years, a benefit of $4 million related to reduced deferred franchise taxes, and $4 million related to Venezuela deferred tax benefits.

(6) Includes a benefit of $9 million related to certain international costs and the resolution of certain domestic and international issues.

(7) Computed using the actual effective tax rate for the quarter rather than the annual effective tax rate.

      SUMMARY OF HISTORICAL AND PRO FORMA OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information with respect to EOG's estimates of its net proved natural gas, crude oil, condensate and natural gas liquids reserves at December 31, 1998. For additional information relating to reserves, see "Business -- Oil and Gas Exploration and Production Properties and Reserves".

                                                                         NATURAL GAS
                                                                     EQUIVALENTS (BCFE)
                                            GAS     LIQUIDS    -------------------------------
                                           (BCF)    (MBBL)     DEVELOPED   UNDEVELOPED   TOTAL
                                           -----   ---------   ---------   -----------   -----
  HISTORICAL:
  Net proved reserves at
    December 31, 1998:
  United States........................    2,854(1)   36,827     1,628        1,446(1)   3,074(1)
  Canada...............................      464      7,592        432           78        510
  Trinidad.............................      976     16,204        312          762      1,074
  India................................      825     42,785        608          473      1,081
  Other................................      110      1,162          -          117        117
                                           -----    -------      -----        -----      -----
       Total...........................    5,229    104,570      2,980        2,876      5,856
                                           =====    =======      =====        =====      =====

                                                                           NATURAL GAS
                                                                       EQUIVALENTS (BCFE)
                                             GAS      LIQUIDS    -------------------------------
                                            (BCF)     (MBBL)     DEVELOPED   UNDEVELOPED   TOTAL
                                           -------   ---------   ---------   -----------   -----
  PRO FORMA:
  Net proved reserves at
    December 31, 1998, as adjusted(2):
  United States.........................    2,854(1)   36,827      1,628        1,446(1)   3,074(1)
  Canada................................      464       7,592        432           78        510
  Trinidad..............................      976      16,204        312          762      1,074
                                            -----     -------      -----        -----      -----
       Total............................    4,294      60,623      2,372        2,286      4,658
                                            =====     =======      =====        =====      =====

---------------

(1) Includes 1,180 Bcf of methane reserves in the Big Piney deep Paleozoic formations in Wyoming.

(2) Adjusted to reflect the effect of the Share Exchange.

                                  RISK FACTORS

     In considering whether to purchase shares of our common stock, you should carefully consider the risk factors described below and all the information we have included or incorporated by reference in this prospectus. In addition, please read "Cautionary Statement Regarding Forward-Looking Statements" on page 15 of this prospectus, where we describe uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL OR GAS PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Since we are primarily a natural gas company, we are more significantly affected by changes in natural gas prices than changes in the prices for crude oil, condensate or natural gas liquids. Among the factors that can cause these price fluctuations are:

     - the level of consumer demand,

     - weather conditions,

     - price and availability of alternative fuels,

     - domestic drilling activity and

     - overall economic conditions.

During 1995, 1996, 1997 and 1998, the high and low prices for natural gas and oil on the twelve-month forward NYMEX strip were:

                            GAS              OIL
                       -------------   ---------------
                       HIGH     LOW     HIGH     LOW
                       -----   -----   ------   ------
1995.................  $2.09   $1.57   $19.16   $16.58
1996.................   2.73    1.85    23.27    16.90
1997.................   2.79    2.02    23.38    18.29
1998.................   2.72    1.92    18.41    12.17

     The average North America wellhead natural gas prices we received increased 43% from 1995 to 1996 and 15% from 1996 to 1997, while the average North America wellhead natural gas prices we realized from 1997 to 1998 decreased by 15%. Wellhead natural gas volumes from the Trinidad SECC Block are sold at prices that are based on a fixed schedule with periodic escalations. No formal contract has been entered into regarding future production of proved reserves from the Trinidad U(a) Block. Due to the many uncertainties associated with the world political environment, the availabilities of other world wide energy supplies and the relative competitive relationships of the various energy sources in the view of the consumers, we are unable to predict what changes may occur in natural gas prices in the future.

     We sell substantially all of our wellhead crude oil and condensate under various terms and arrangements at market responsive prices. Crude oil and condensate prices also have fluctuated during the last three years. Due to the many uncertainties associated with the world political environment, the availabilities of other worldwide energy supplies and the relative competitive relationships of the various energy sources in the view of the consumers, the level of consumer demand and the availability of alternative fuels, we are unable to predict what changes may occur in crude oil and condensate prices in the future.

     Our cash flow and earnings depend to a great extent on the prevailing prices for natural gas and oil. Prolonged or substantial declines in these commodity prices may adversely affect our liquidity, the amount of cash flow available for capital expenditures and our ability to maintain our credit quality and access to the credit and capital markets.

OUR ABILITY TO SELL OUR OIL AND GAS PRODUCTION COULD BE MATERIALLY HARMED IF WE FAIL TO OBTAIN ADEQUATE SERVICES SUCH AS TRANSPORTATION AND PROCESSING.

     The sale of our oil and gas production depends on a number of factors beyond our control, including the availability and capacity of transportation and processing facilities. Our failure to obtain such services on acceptable terms could materially harm our business.

THE OIL AND GAS RESERVES DATA AND FUTURE NET REVENUES ESTIMATES WE REPORT ARE UNCERTAIN.

     Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. Estimates of our proved oil and gas reserves and projected future net revenues are based on reserve reports which we prepare and a portion of which are reviewed by independent petroleum engineers. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on us. The accuracy of any reserve estimate depends on the quality of the available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production and changes in the assumptions regarding decline and production rates, the ability to market oil and gas that is produced, oil and gas prices, revenues, taxes, capital expenditures, operating expenses, geologic success and quantities of recoverable oil and gas may vary substantially from those assumed in the estimates, may result in revisions to such estimates and could materially affect the estimated quantities and related value of reserves. The estimates of future net revenues reflect oil and gas prices as of the date of estimation, without escalation or reduction. Fluctuations in the price of natural gas and oil have the effect of significantly altering reserve estimates as the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from our estimates.

IF WE FAIL TO ACQUIRE OR FIND ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY FROM THEIR CURRENT LEVELS.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves.

WE INCUR CERTAIN COSTS TO COMPLY WITH GOVERNMENT REGULATIONS, ESPECIALLY REGULATIONS RELATING TO ENVIRONMENTAL PROTECTION, AND COULD INCUR EVEN GREATER COSTS IN THE FUTURE.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which we do business. We have made and will continue to make expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs.

     Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the U.S. federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, local and foreign regulations relating to discharge of materials into, and protection of, the environment. These regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspen-sion or cessation of operations in affected areas. Changes in or additions to regulations regarding the protection of the environment could hurt our business.

OUR INDUSTRY IS VERY COMPETITIVE.

     The oil and gas industry is extremely competitive. This is especially true with regard to exploration for, and exploitation and development of, new sources of crude oil and natural gas. As an independent oil and gas company, we frequently compete against other companies that are larger and financially stronger in acquiring properties suitable for exploration, in contracting for drilling equipment and other services and in securing trained personnel.

WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

     Exploration for and production of oil and gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. We maintain insurance against many, but not all, potential losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. Losses and liabilities arising from such events could reduce our revenues and increase our costs to the extent not covered by insurance.

     The occurrence of any of the aforementioned events and any payments made as a result of such events and the liabilities related thereto, would reduce the funds available for exploration, drilling and production and could have a material adverse effect on our financial position or results of operations.

OUR HEDGING ACTIVITIES MAY PREVENT US FROM BENEFITING FROM PRICE INCREASES AND MAY EXPOSE US TO OTHER RISKS.

     We engage in price risk management activities from time to time primarily for non-trading and to a lesser extent for trading purposes. We use derivative financial instruments (primarily price swaps and costless collars) for non-trading purposes to hedge the impact of market fluctuations on natural gas and crude oil market prices and net income and cash flow.

     To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

     Further, hedging contracts are subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could adversely affect us financially.

WHEN WE ACQUIRE OIL AND GAS PROPERTIES, OUR FAILURE TO FULLY IDENTIFY POTENTIAL PROBLEMS, TO PROPERLY ESTIMATE RESERVES OR PRODUCTION RATES OR COSTS, OR TO EFFECTIVELY INTEGRATE THE ACQUIRED OPERATIONS COULD SERIOUSLY HARM US.

     We from time to time acquire oil and gas properties. When we do so, our failure to fully identify potential problems, to properly estimate reserves or production rates or costs, or to effectively integrate the acquired operations could seriously harm us. Although we perform reviews of acquired properties that we believe are consistent with industry practices, we do not review in depth every individual property involved in each acquisition. Ordinarily we focus on higher-value properties and sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

     Even when problems are identified, we often assume environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates. In addition, acquisitions may have adverse effects on our operating results, particularly during the periods in which the operations of acquired businesses are being integrated into our ongoing operations.

OUR NON-U.S. OPERATIONS ARE SUBJECT TO RISKS OF DOING BUSINESS ABROAD.

     Our non-U.S. oil and natural gas exploration, exploitation, development and production activities are subject to certain political and economic risks including, among others:

     - cancellation or renegotiation of contracts;

     - disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

     - changes in foreign laws or regulations;

     - changes in tax laws;

     - royalty and tax increases;

     - retroactive tax claims;

     - expropriation or nationalization of property;

     - currency fluctuations;

     - foreign exchange controls;

     - import and export regulations;

     - environmental controls;

     - risks of loss due to civil strife, acts of war, guerilla activities and insurrection; and

     - other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

     Consequently, our non-U.S. exploration, exploitation, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons to the jurisdiction of the courts in the United States, which could adversely affect the outcome of the dispute.

A DECLINE IN THE CONDITION OF THE CAPITAL MARKETS OR A SUBSTANTIAL RISE IN INTEREST RATES COULD HARM US.

     If the condition of the capital markets utilized by us to finance our operations materially declines, we might not be able to finance our operations on terms we consider acceptable. In addition, a substantial rise in interest rates would decrease our net cash flows available for reinvestment.

OUR COMPUTER SYSTEMS OR OTHER ASSETS USED IN OUR OPERATIONS AND THOSE OF THIRD PARTIES MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEM FAILURES AND DISRUPTIONS IN OPERATIONS.

     The inability of some computer programs and embedded computer chips to distinguish between the year 1900 and the year 2000 poses a serious threat of business disruption to any organization that uses computer technology and computer chip technology in their business systems or equipment. Each major business unit has been required to inventory and assess the risk associated with hardware, software, telecommunications systems, office equipment, embedded chip controls and systems, process control systems, facility control systems and dependencies on external mission critical entities.

     We presently believe that, with updates to software that are substantially complete or well under way, conversions to new software and completion of efforts planned by each major business unit to update imbedded microprocessors, the risk associated with year 2000 will be significantly reduced. However, we are unable to assure that the consequences of year 2000 failures of systems maintained by us or by third parties will not materially adversely impact our results of operations or financial condition. More detailed information about the year 2000 risks and our efforts to address this issue is contained in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, both of which are incorporated by reference into this prospectus.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     We typically use words such as "expect", "anticipate", "estimate", "strategy", "intend", "plan" and "believe" or the negative of those terms or other variations of them or by comparable terminology to identify our forward-looking statements. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flows are forward-looking statements.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - timing and extent of changes in commodity prices for crude oil, natural gas and related products and interest rates;

     - extent of our success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties;

     - successful implementation of our Year 2000 Plan, the effectiveness of our Year 2000 Plan, and the Year 2000 readiness of outside entities;

     - political developments around the world; and

     - financial market conditions.

     Some of these factors are discussed under "Risk Factors" beginning on page 9 of this prospectus.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We expect the net proceeds from the offering of common stock to be
approximately $     million after deducting discounts to the underwriters and
estimated expenses of the offering that we will pay. We expect to use the net proceeds from the offering of common stock either to make a cash capital contribution to our subsidiaries that conduct our India and China operations in connection with the pending Share Exchange or, if the Share Exchange already has taken place when the offering is completed, to repay a portion of the indebtedness incurred to fund such capital contribution. The pending Share Exchange with Enron Corp. is discussed in "Prospectus Summary -- Share Exchange With Enron Corp." We will not receive any proceeds from the underwriters' exercise of the over-allotment option.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1999:

     - Our actual capitalization;

     - Our as-adjusted capitalization showing the effects of our receipt of the estimated net proceeds from the sale of the shares we are selling in this offering assuming that the net proceeds are used to repay outstanding commercial paper and bank debt; and

     - Our pro forma as-adjusted capitalization showing the effects of

        - our receipt of the estimated net proceeds from the sale of the shares we are selling in this offering; and

        - our receipt of 62,270,000 shares of our common stock currently owned by Enron Corp. in exchange for all the stock of our subsidiary, EOGI-India, Inc. after we have made, indirectly, a $600,000,000 cash capital contribution and a contribution of receivables due from subsidiaries of EOGI-India, Inc. as of March 31, 1999, funded in part from borrowings under a new credit facility.

     The as-adjusted capitalization and the pro forma as-adjusted capitalization assume that the net proceeds from the offering of the common stock are used to make capital contributions to our subsidiaries that conduct our India and China operations in connection with the pending Share Exchange. If the Share Exchange has already taken place when the offering is completed, the net proceeds would be used to repay a portion of the indebtedness incurred to fund such capital contribution.

                                                             MARCH 31, 1999
                                                 --------------------------------------
                                                                             PRO FORMA
                                                   ACTUAL     AS ADJUSTED   AS ADJUSTED
                                                 ----------   -----------   -----------
                                                             (IN THOUSANDS)
Long-term debt
  Company:
     Commercial paper and bank debt............  $  390,278   $        -    $  500,278
     Notes due 2004 (6.50%)....................     100,000      100,000       100,000
     Notes due 2006 (6.70%)....................     150,000      150,000       150,000
     Notes due 2007 (6.50%)....................     100,000      100,000       100,000
     Notes due 2008 (6.00%)....................     175,000      175,000       175,000
     Notes due 2028 (6.65%)....................     150,000      150,000       150,000
  Subsidiary companies:
     Notes due 2001 (floating).................     105,000      105,000       105,000
     Other.....................................         240          240           240
                                                 ----------   ----------    ----------
          Total long-term debt.................   1,170,518      780,240     1,280,518
Shareholders' equity
  Common stock.................................     201,600      201,870       201,870
  Additional paid in capital...................     401,462      918,992       918,992
  Unearned compensation........................      (4,578)      (4,578)       (4,578)
  Cumulative foreign currency translation
     adjustment................................     (32,399)     (32,399)      (32,399)
  Retained earnings............................     838,825      838,825     1,218,679
  Common stock held in treasury................    (120,197)    (120,197)   (1,365,597)
                                                 ----------   ----------    ----------
          Total shareholders' equity...........   1,284,713    1,802,513       936,967
                                                 ----------   ----------    ----------
          Total capitalization.................  $2,455,231   $2,582,753    $2,217,485
                                                 ==========   ==========    ==========

                 PRICE RANGE OF COMMON STOCK AND CASH DIVIDENDS

     The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, as reported on the New York Stock Exchange Composite Tape, and the amount of cash dividends paid per share.

                                                          PRICE RANGE
                                                        ----------------      CASH
                                                         HIGH      LOW      DIVIDENDS
                                                        ------    ------    ---------
1997
  First Quarter.......................................  $27.00    $19.88      $0.03
  Second Quarter......................................   21.75     17.50       0.03
  Third Quarter.......................................   25.06     17.69       0.03
  Fourth Quarter......................................   23.81     18.50       0.03
1998
  First Quarter.......................................  $24.13    $18.56      $0.03
  Second Quarter......................................   24.50     18.13       0.03
  Third Quarter.......................................   20.69     11.75       0.03
  Fourth Quarter......................................   18.50     12.69       0.03
1999
  First Quarter.......................................  $18.38    $15.69      $0.03
  Second Quarter......................................   21.50     16.00       0.03
  Third Quarter(through July 21, 1999)................   21.44     19.25          -

     As of July 1, 1999, there were approximately 430 record holders of our common stock, including individual participants in security position listings. There are an estimated 20,000 beneficial owners of our common stock, including shares held in street name.

     We have declared a regular quarterly dividend of $0.03 per share on our common stock, payable July 30, 1999, to shareholders of record as of July 15, 1999. We currently intend to continue to pay quarterly cash dividends on the outstanding shares of common stock. However, the determination of the amount of future cash dividends, if any, to be declared and paid will depend upon, among other things, our financial condition, funds from operations, level of exploration, exploitation and development expenditure opportunities and future business prospects of EOG.

                            ENRON OIL & GAS COMPANY

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The following unaudited condensed consolidated pro forma statements of income for the year ended December 31, 1998 and the three months ended March 31, 1999, give effect to the offering and the Share Exchange as described below, as though they occurred on January 1, 1998. The unaudited condensed consolidated pro forma balance sheet at March 31, 1999 gives effect to the offering and the Share Exchange as though they occurred on March 31, 1999.

     The unaudited condensed consolidated pro forma statements of income and balance sheet have been prepared based upon our historical consolidated statements of income and balance sheet of EOG included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, both of which are incorporated by reference in this prospectus and have been prepared based upon available information and assumptions that our management believes are reasonable. The unaudited condensed consolidated pro forma statements of income are for informational purposes only, and do not necessarily represent what our actual results of operations would have been had the offering and the Share Exchange occurred on January 1, 1998. The unaudited condensed consolidated pro forma balance sheet is for informational purposes only, and does not purport to represent our actual financial position had the offering and the Share Exchange occurred on March 31, 1999. In addition, the unaudited condensed consolidated pro forma financial statements are not necessarily indicative of our future results of operations or financial position and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of EOG and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, both of which are incorporated by reference in this prospectus.

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   PRO FORMA
                                                     HISTORICAL   ADJUSTMENTS      AS ADJUSTED
                                                     ----------   -----------      -----------
NET OPERATING REVENUES
  Natural Gas
     Trade.........................................   $117,267     $(12,580)(a)     $104,687
     Associated Companies(h).......................     12,843                        12,843
  Crude Oil, Condensate and Natural Gas Liquids
     Trade.........................................     26,517       (6,254)(a)       20,263
     Associated Companies(h).......................      1,036                         1,036
  Gains on Sales of Reserves and Related Assets and
     Other, Net....................................      1,291                         1,291
                                                      --------     --------         --------
          Total....................................    158,954      (18,834)         140,120
OPERATING EXPENSES
  Lease and Well...................................     24,069       (4,281)(a)       19,788
  Exploration Costs................................     16,789         (798)(a)       15,991
  Dry Hole Costs...................................        345                           345
  Impairment of Unproved Oil and Gas Properties....      8,003                         8,003
  Depreciation, Depletion and Amortization.........     82,022       (2,902)(a)       79,120
  General and Administrative.......................     23,635      (10,493)(a)       13,142
  Taxes Other Than Income..........................     13,695       (2,222)(a)       11,473
                                                      --------     --------         --------
          Total....................................    168,558      (20,696)         147,862
                                                      --------     --------         --------
OPERATING INCOME (LOSS)............................     (9,604)       1,862           (7,742)
OTHER INCOME (EXPENSE), NET........................     26,938       (2,299)(a)       24,639
                                                      --------     --------         --------
INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES....     17,334         (437)          16,897
INTEREST EXPENSE
  Incurred
     Trade.........................................     17,310        1,817(b)        19,127
     Affiliate(h)..................................        117                           117
  Capitalized......................................     (3,160)       1,050(a)        (2,110)
                                                      --------     --------         --------
     Net Interest Expense..........................     14,267        2,867           17,134
                                                      --------     --------         --------
INCOME (LOSS) BEFORE INCOME TAXES..................      3,067       (3,304)            (237)
INCOME TAX PROVISION (BENEFIT).....................     (1,999)         588(a)        (2,047)
                                                                       (636)(b)
                                                      --------     --------         --------
NET INCOME.........................................   $  5,066     $ (3,256)        $  1,810
                                                      ========     ========         ========
NET INCOME PER SHARE OF COMMON STOCK
  Basic............................................   $   0.03                      $   0.02
                                                      ========                      ========
  Diluted..........................................   $   0.03                      $   0.02
                                                      ========                      ========
AVERAGE NUMBER OF COMMON SHARES
  Basic............................................    153,733                       118,463
                                                      ========                      ========
  Diluted..........................................    154,615                       119,345
                                                      ========                      ========

  The following notes are an integral part of these condensed consolidated pro forma financial statements.

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA
                                                        HISTORICAL   ADJUSTMENTS     AS ADJUSTED
                                                        ----------   -----------     -----------
NET OPERATING REVENUES
  Natural Gas
     Trade............................................   $558,376     $(48,722)(a)    $509,654
     Associated Companies(h)..........................     62,929                       62,929
  Crude Oil, Condensate and Natural Gas Liquids
     Trade............................................    120,366      (24,115)(a)      96,251
     Associated Companies(h)..........................      9,266                        9,266
  Gains on Sales of Reserves and Related Assets and
     Other, Net.......................................     18,251                       18,251
                                                         --------     --------        --------
          Total.......................................    769,188      (72,837)        696,351
OPERATING EXPENSES
  Lease and Well......................................     98,868      (11,118)(a)      87,750
  Exploration Costs...................................     65,940       (2,533)(a)      63,407
  Dry Hole Costs......................................     22,751                       22,751
  Impairment of Unproved Oil and Gas Properties.......     32,076                       32,076
  Depreciation, Depletion and Amortization............    315,106       (9,320)(a)     305,786
  General and Administrative..........................     69,010      (11,042)(a)      57,968
  Taxes Other Than Income.............................     51,776       (6,615)(a)      45,161
                                                         --------     --------        --------
          Total.......................................    655,527      (40,628)        614,899
                                                         --------     --------        --------
OPERATING INCOME......................................    113,661      (32,209)         81,452
OTHER INCOME (EXPENSE), NET...........................     (4,800)       4,805(a)            5
                                                         --------     --------        --------
INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES.......    108,861      (27,404)         81,457
INTEREST EXPENSE
  Incurred
     Trade............................................     60,701          (99)(a)      68,734
                                                                         8,132(b)
     Affiliate(h).....................................        589                          589
  Capitalized.........................................    (12,711)       3,978(a)       (8,733)
                                                         --------     --------        --------
     Net Interest Expense.............................     48,579       12,011          60,590
                                                         --------     --------        --------
INCOME BEFORE INCOME TAXES............................     60,282      (39,415)         20,867
INCOME TAX PROVISION (BENEFIT)........................      4,111      (11,697)(a)     (10,432)
                                                                        (2,846)(b)
                                                         --------     --------        --------
NET INCOME............................................   $ 56,171     $(24,872)       $ 31,299
                                                         ========     ========        ========
NET INCOME PER SHARE OF COMMON STOCK
  Basic...............................................   $   0.36                     $   0.26
                                                         ========                     ========
  Diluted.............................................   $   0.36                     $   0.26
                                                         ========                     ========
AVERAGE NUMBER OF COMMON SHARES
  Basic...............................................    154,345                      119,075
                                                         ========                     ========
  Diluted.............................................    155,054                      119,784
                                                         ========                     ========

  The following notes are an integral part of these condensed consolidated pro forma financial statements.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               AT MARCH 31, 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             ADDITIONAL    EXCHANGE OF
                                                             BORROWINGS    TRANSFERRED
                                                             AND EQUITY    SUBSIDIARIES        OTHER
                                               HISTORICAL     ISSUANCE        SHARES        ADJUSTMENTS    AS ADJUSTED
                                               -----------   ----------    ------------     -----------    -----------
                                                        ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents..................  $    13,133    $105,400(b)  $  (607,150)(d)   $(13,355)(f)  $     8,678
                                                               517,800(c)      (10,000)(e)      2,850(g)
  Accounts Receivable
    Trade....................................      153,940                     (66,899)(d)                      87,041
    Associated Companies(h)..................       14,867                                                      14,867
  Inventories................................       38,384                     (12,100)(d)                      26,284
  Other......................................        7,337                      (1,505)(d)                       5,832
                                               -----------    --------     -----------       --------      -----------
        Total................................      227,661     623,200        (697,654)       (10,505)         142,702
OIL AND GAS PROPERTIES (SUCCESSFUL EFFORTS
  METHOD)....................................    4,903,390                    (247,902)(d)                   4,655,488
  Less: Accumulated Depreciation, Depletion
    and Amortization.........................   (2,222,074)                     16,882(d)                   (2,205,192)
                                               -----------    --------     -----------       --------      -----------
        Net Oil and Gas Properties...........    2,681,316                    (231,020)                      2,450,296
OTHER ASSETS.................................       81,258       4,600(b)       (1,067)(d)                      84,791
                                               -----------    --------     -----------       --------      -----------
TOTAL ASSETS.................................  $ 2,990,235    $627,800     $  (929,741)      $(10,505)     $ 2,677,789
                                               ===========    ========     ===========       ========      ===========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable
    Trade....................................  $   131,287                 $   (42,103)(d)                 $    89,184
    Associated Companies(h)..................       44,934                                     (8,352)(f)       36,582
  Accrued Taxes Payable......................       15,469                      (1,630)(d)         29(f)        13,868
  Dividends Payable..........................        4,721                                                       4,721
  Other......................................       25,153                      (9,090)(d)      1,000(g)        17,063
                                               -----------    --------     -----------       --------      -----------
        Total................................      221,564                     (52,823)        (7,323)         161,418
LONG-TERM DEBT - Trade.......................    1,170,518     110,000(b)                                    1,280,518
OTHER LIABILITIES
  Trade......................................       22,395                                      1,850(g)        24,245
  Associated Companies(h)....................       31,378                                     (8,352)(f)       23,026
DEFERRED INCOME TAXES........................      256,519                     (11,568)(d)      3,516(f)       248,467
DEFERRED REVENUES............................        3,148                                                       3,148
SHAREHOLDERS' EQUITY
  Common Stock, $.01 Par, 320,000,000 Shares
    Authorized and 160,000,000 Shares Issued
    Historical and 187,000,000 Shares Pro
    Forma....................................      201,600         270(c)                                      201,870
  Additional Paid In Capital.................      401,462     517,530(c)                                      918,992
  Unearned Compensation......................       (4,578)                                                     (4,578)
  Cumulative Foreign Currency Translation
    Adjustment...............................      (32,399)                                                    (32,399)
  Retained Earnings..........................      838,825                     390,050(d)        (196)(f)    1,218,679
                                                                               (10,000)(e)
  Common Stock Held in Treasury, 6,263,376
    Shares Historical and 68,533,376 Shares
    Pro Forma................................     (120,197)                 (1,245,400)(d)                  (1,365,597)
                                               -----------    --------     -----------       --------      -----------
        Total Shareholders' Equity...........    1,284,713     517,800        (865,350)          (196)         936,967
                                               -----------    --------     -----------       --------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...  $ 2,990,235    $627,800     $  (929,741)      $(10,505)     $ 2,677,789
                                               ===========    ========     ===========       ========      ===========

  The following notes are an integral part of these condensed consolidated pro forma financial statements.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

     The following pro forma adjustments give effect to the sale of 27,000,000 shares of our common stock in this offering, additional borrowings of $110.0 million under new revolving credit facilities and the Share Exchange (see note
(a)), as though these transactions occurred on January 1, 1998 for income statement purposes, and give effect to these transactions as though they occurred on March 31, 1999 for balance sheet purposes. Our historical results were derived from our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, both of which are incorporated by reference in this prospectus.

     (a) To reflect the elimination of the historical results of operations of EOGI-India, Inc., Enron Oil & Gas India Ltd., EOGI China Company, Enron Oil & Gas China Ltd., EOGI-China, Inc. and Enron Oil & Gas China International Ltd. (collectively referred to as the "Transferred Subsidiaries"), all wholly owned subsidiaries of EOG. All of EOG's interest in the common shares of each of the Transferred Subsidiaries are to be transferred to Enron Corp. in exchange for 62,270,000 shares of our common stock owned by Enron Corp. pursuant to a share exchange agreement (the "Share Exchange").

     (b) To reflect the borrowing of $110.0 million under a new revolving credit facility. Borrowings are assumed to be at 6.0% per annum, plus the amortization of total commitment fees of $4.6 million ($1.5 million for 1998 and $0.2 million for the three months ended March 31, 1999). Commitment fees are deferred as "Other Assets" and are amortized over the related commitment or loan period, as applicable.

     (c) To reflect the net proceeds received from the offering of 27,000,000 shares of our common stock. The net proceeds amount is an estimate based on an assumed offering price of $20.00 per share net of an underwriting discount and offering costs of $0.82 per share. The actual offering price may differ significantly from our estimate.

     (d) To reflect the elimination of the balances of the Transferred Subsidiaries and the receipt of 62,270,000 shares of our common stock pursuant to the Share Exchange. The shares of our common stock received are reflected at their estimated fair market value on the date of the transfer and a gain is reflected for the difference between the fair market value of our shares of common stock received and our historical cost basis in the Transferred Subsidiaries. The estimated fair market value is based on an assumed market price per share of $20.00. The actual market price per share on the date of the Share Exchange may differ significantly from our estimate. Prior to the Share Exchange EOG contributed $600.0 million in the form of cash capital contributions plus contributions of net intercompany accounts receivable of $170.3 million at March 31, 1999. The actual balance of net intercompany accounts receivable on the date of the Share Exchange may differ significantly from the balance at March 31, 1999. The Share Exchange is in the form of a non-taxable exchange of shares; accordingly, no income taxes have been provided with respect to the recognized gain.

     (e) To reflect $10.0 million of transaction costs directly related to the Share Exchange. As noted in footnote(d), the Share Exchange is in the form of a non-taxable exchange of shares; accordingly, such transaction costs are not deductible for income tax purposes.

     (f) To reflect a net payment of $13.4 million from EOG to Enron Corp. to settle amounts payable to Enron Corp. and other income tax related issues, which were resolved as part of the Share Exchange and the termination of the Tax Sharing Agreement, as amended, between EOG and Enron Corp.

     (g) To reflect the payment by Enron Corp. of $1.9 million and the assumption by EOG of a liability of the same amount related to certain unvested benefit obligations under an Enron Corp. Cash Balance Plan and the payment by Enron Corp. of $1.0 million and the assumption by EOG of a liability of the same amount related to employee medical reimbursement accounts concurrent with the loss of control of EOG by Enron Corp.

     (h) Associated companies and affiliate balances result from transactions with Enron Corp., its subsidiaries or affiliates. If as a result of the offering and the Share Exchange, Enron Corp.'s ownership of our common stock declines to a level that Enron Corp. accounts for its investment in EOG on the cost method, any balances with associated companies or affiliates would be reclassified as trade.

                                    BUSINESS

GENERAL

     Enron Oil & Gas Company, a Delaware corporation organized in 1985, together with its subsidiaries, explores, develops, produces and markets, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada and Trinidad and, to a lesser extent, selected other international areas. Our principal producing areas are further described under "Exploration and Production" below. At December 31, 1998, our estimated net proved natural gas reserves were 5,229 Bcf, including 1,180 Bcf of proved undeveloped methane reserves in the Big Piney deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves were 105 MMBbl. (See
"-- Oil and Gas Exploration and Production Properties and Resources".) After giving effect to the Share Exchange, at December 31, 1998 our estimated net proved reserves would have been 4,294 Bcf of gas and 61 MMBbl of oil. After giving effect to the Share Exchange at December 31, 1998, 66% of our reserves, on a natural gas equivalent basis, was located in the United States, 11% in Canada and 23% in Trinidad.

                               BUSINESS STRATEGY

     Our strategy is to maximize the return on invested capital by achieving operating and finding costs that are among the lowest in the industry. We are focused on growing our domestic natural gas reserves and production by concentrating our efforts in known North American reserve basins. We focus on selected international opportunities where we can successfully apply our core competencies in the exploitation of reserves. Our strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost effective basis.

     Our North American operations are organized into seven largely autonomous business units, each focusing on a basin or basins, utilizing personnel who have developed experience and expertise unique to the geology of the region, thereby leveraging our knowledge and cost structure into enhanced returns on invested capital.

     We focus our drilling activity toward natural gas deliverability in addition to natural gas reserve enhancement and to a lesser extent crude oil exploitation. We also focus on the cost-effective utilization of advances in technology associated with gathering, processing and interpretation of 3-D seismic data, developing reservoir simulation models and drilling operations through the use of new and/or improved drill bits, mud motors, mud additives, formation logging techniques and reservoir fracturing methods. These advanced technologies are used, as appropriate, throughout the company to reduce the risks associated with all aspects of oil and gas reserve exploration, exploitation and development.

     We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low cost reserves. We also make selected tactical acquisitions that give us additional economies of scale or land positions with significant additional prospects. Achieving and maintaining the lowest possible operating cost structure are also important goals in the implementation of our strategy.

     Consistent with our desire to optimize the use of our assets, we also sell selected oil and gas properties that for various reasons may no longer fit into future operating plans or which we believe do not have sufficient future growth potential. We do this when we believe the economic value to be obtained by selling the properties and reserves in the ground is greater than what we would obtain by holding the properties and producing the reserves over time. As a result, we typically receive each year a varying but substantial level of proceeds related to such sales. We use these proceeds for general corporate purposes.

     With respect to information on our working interest in wells or acreage, "net" oil and gas wells or acreage are determined by multiplying "gross" oil and gas wells or acreage by our working interest in the wells or acreage. Unless otherwise defined, all references to wells are gross.

BUSINESS SEGMENTS

     Our operations are all oil and gas exploration and production related. We have not included a discussion of our India and China operations since they will be transferred to Enron Corp. in connection with the Share Exchange.

EXPLORATION AND PRODUCTION

  NORTH AMERICA OPERATIONS

     United States. Our eight principal United States producing areas are the Big Piney area of Wyoming, South Texas area, East Texas area, Offshore Gulf of Mexico area, Canyon/ Strawn Trend area of West Texas, Sand Tank and Pitchfork Ranch areas of New Mexico and Vernal area of Utah. Properties in these areas represented approximately 81% of our United States reserves (on a natural gas equivalent basis) and 82% of our United States net natural gas deliverability as of December 31, 1998. We operate substantially all of these properties.

     Our other United States oil and gas producing properties are located primarily in other areas of Texas, Utah, New Mexico, Oklahoma, California, Mississippi and Kansas.

     At December 31, 1998, 93% of our proved United States reserves, including the reserves in the Big Piney deep Paleozoic formations in Wyoming (on a natural gas equivalent basis), was natural gas and 7% was crude oil, condensate and natural gas liquids. A substantial portion of our United States natural gas reserves is in long-lived fields with well-established production histories. We believe that opportunities exist to increase production in many of these fields through continued infill and other development drilling.

     Big Piney Area. Our largest reserve accumulation is located in the Big Piney area in Sublette and Lincoln counties in southwestern Wyoming. We are the holder of the largest productive acreage base in this area, with approximately 280,000 net acres under lease directly within field limits. We operate approximately 800 natural gas and crude oil wells in this area in which we own an 85% average working interest. Deliveries from the area net to us averaged 118 MMcf per day of natural gas and 4.0 MBbl per day of crude oil, condensate, and natural gas liquids in 1998. At December 31, 1998, natural gas deliverability net to us was approximately 110 MMcf per day.

     The current principal producing intervals are the Almy, Mesaverde and Frontier formations. The Frontier formation, which occurs at 6,500 to 10,000 feet, contains approximately 64% of our Big Piney proved developed reserves. We drilled 44 wells in the Big Piney area in 1998 and we plan to drill 50 wells during 1999.

     We have recorded as proved undeveloped reserves 1,180 Bcf of methane contained, along with high concentrations of carbon dioxide as well as small amounts of other gaseous substances, in the deep Wyoming Paleozoic (Madison) formation located under acreage we hold by production in the Big Piney area. In January 1999, we acquired certain adjacent Madison formation producing interests that include the rights to an agreement covering the processing of natural gas from such adjacent interests from the Madison formation through an existing plant operated by another company in the industry.

     South Texas Area. Our activities in South Texas are focused in the Lobo, Wilcox and Frio producing horizons. The principal areas of activity are in the Lobo and Wilcox Trends which occur primarily in Webb, Zapata and Duval counties, as well as the Frio Trend in Matagorda County.

     In Matagorda County, we completed two wells in 1998, each with a rate of 40 MMcf per day of natural gas and 2.0 MBbl per day of condensate. At December 31, 1998, we operated approximately 420 wells in the South Texas area, and production is primarily from the Frio, Wilcox and Lobo sands at depths ranging from 5,000 to 16,000 feet. We have approximately 273,000 net leasehold acres and more than 40,000 net mineral fee acres in this area. Natural gas deliveries net to us averaged approximately 162 MMcf per day in 1998. At December 31, 1998, natural gas deliverability from this area net to us was approximately 182 MMcf per day. We drilled 47 wells in the South Texas area in 1998, acquired 758 square miles of new 3-D seismic and leased 64,500 net acres. We plan to drill 54 wells in 1999 and plan to maintain an active drilling program in South Texas for several years.

     East Texas Area. Our activities in the East Texas area are primarily in the Carthage field, located in Panola County, the North Milton field, located in northern Harris County, and the Stowell/Big Hill area, located in Jefferson and Chambers Counties.

     The Carthage field production is primarily from the Cotton Valley, Travis Peak and Pettit formations. At December 31, 1998, we held approximately 17,900 net acres under lease with an average 74% working interest in this area. We drilled 29 wells in the Carthage area in 1998 and we anticipate drilling 15 wells in this area during 1999. We have continued our activity in the North Milton area where we now operate 30 wells and hold a 100% working interest in the acreage. We expect to drill three additional wells during 1999. We drilled 10 wells in the Stowell/Big Hill area in 1998, and we are continuing expansion of the program in 1999. Net deliveries from the East Texas area averaged 56.4 MMcf per day of natural gas and 2.3 MBbl per day of crude oil, condensate and natural gas liquids in 1998. At December 31, 1998, deliverability from the area was approximately 80 MMcf per day of natural gas with 2.0 MBbl per day of crude oil, condensate and natural gas liquids both net to us.

     Offshore Gulf of Mexico Area. During 1998, we made a significant acquisition on the Outer-Continental Shelf of the Gulf of Mexico, purchasing a 19% working interest in the Matagorda Island 623 field which increased our natural gas deliveries, adding 55 MMcf per day net to us. Development of the Eugene Island 135 discovery continued with a third development well increasing our net field production to 17 MMcf per day and 760 barrels of condensate per day. At December 31, 1998, we held an interest in 184 blocks in the Offshore Gulf of Mexico area totaling approximately 544,000 net acres. Of these 184 blocks, located predominantly in federal waters offshore Texas and Louisiana, we operate 127. Natural gas deliveries from this area averaged 116 MMcf per day during 1998 net to us. A substantial portion of such deliveries was from interests in the Matagorda Island and Mustang Island areas of offshore Texas with significant volumes also coming from Eugene Island 135. During 1998, we participated in the drilling of 10 wells (3.9 net wells) in the Gulf of Mexico. In 1999, we anticipate participating in the drilling of four to six wells.

     Canyon/Strawn Trend Area. Our activities in this area have been concentrated in Crockett, Terrell and Val Verde Counties in Texas where we drilled 21 natural gas wells during 1998. We hold approximately 66,000 net acres and now operate approximately 350 natural gas wells in this area in which we own a 90% average working interest. Production is from the Canyon sands and Strawn limestone at depths from 5,500 to 12,500 feet. At December 31, 1998, natural gas deliverability net to us was approximately 35 MMcf per day.

     Sand Tank Area. The Sand Tank area located in Eddy County, New Mexico produces from the Chester, Morrow, and Atoka formations. Natural gas deliveries for 1998 averaged 16 MMcf per day and deliveries of crude oil, condensate and natural gas liquids averaged .3 MBbl per day in 1998 both net to us. At year end 1998, deliverability, net to us, was approximately 15 MMcf per day of natural gas and .2 MBbl per day of crude oil, condensate and natural gas liquids. We hold 14,000 net acres and have an average working interest of approximately 60%. In 1999, we plan to drill four wells in this stacked-pay area.

     Pitchfork Ranch Area. The Pitchfork Ranch area located in Lea County, New Mexico, produces primarily from the Bone Spring, Wolfcamp, Atoka and Morrow formations. In 1998, deliveries net to us averaged 18 MMcf per day of natural gas and approximately 2.0 MBbl per day of crude oil, condensate and natural gas liquids. At December 31, 1998, deliverability net to us was approximately 21 MMcf per day of natural gas and 1.8 MBbl per day of crude oil, condensate and natural gas liquids. We hold approximately 34,000 net acres and are continuing to interpret a 3-D seismic survey shot over this entire area. We expect to maintain a drilling program in this area in 1999.

     Vernal Area. In the Vernal area, located primarily in Uintah County, Utah, we operate approximately 305 producing wells and presently control approximately 77,000 net acres. In 1998, natural gas deliveries net to us from the Vernal area averaged 21 MMcf per day. Deliverability at December 31, 1998, was approximately 26 MMcf per day. Production is from the Green River and Wasatch formations located at depths between 4,500 and 8,000 feet. We have an average working interest of approximately 60%. We anticipate numerous drilling opportunities will be available in this area in 1999.

     Canada. We are engaged in the exploration for and the exploitation, development, production and marketing of natural gas, natural gas liquids and crude oil in Western Canada, principally in the provinces of Alberta, Saskatchewan, and Manitoba. We conduct operations from offices in Calgary, Alberta, and produce natural gas and crude oil from five major areas. The Sandhills area in southwestern Saskatchewan is the largest single natural gas producing area in Canada for EOG. In 1998, we drilled 150 wells in the area and we acquired additional acreage and wells in the area resulting in peak deliverability of approximately 44 MMcf per day net to us at December 31, 1998. We plan to drill approximately 223 wells during 1999. At the end of 1999, we expect to realize 48 MMcf per day net deliverability. The Blackfoot area in southeastern Alberta is our second largest natural gas producing area in Canada. In 1998, we drilled 16 new wells and we performed numerous recompletions, workovers and facility optimizations resulting in deliverability of approximately 30 MMcf per day and 1.2 MBbl per day of crude oil and condensate net to us at December 31, 1998. We plan to drill approximately 50 Blackfoot wells during 1999. As a result, we expect the net deliverability from the Blackfoot area to increase to 40 MMcf per day at the end of 1999. Total Canadian natural gas deliverability net to us at December 31, 1998 was approximately 120 MMcf per day, and we held approximately 555,000 net undeveloped acres in Canada. Total Canadian natural gas deliveries net to us for 1998 averaged approximately 105 MMcf per day.

  OUTSIDE NORTH AMERICA OPERATIONS

     We have producing operations offshore Trinidad, and are evaluating and conducting exploration, exploitation and development in selected other international areas.

     Trinidad. In November 1992, we were awarded a 95% working interest concession in the South East Coast Consortium Block offshore Trinidad, encompassing three undeveloped fields, previously held by three government-owned energy companies. We have developed the Kiskadee field. We are developing the Ibis field and we anticipate that the Oilbird field will be developed over the next several years. We are using existing surplus processing and transportation capacity at the Pelican field facilities owned and operated by Trinidad and Tobago government-owned companies to process and transport the production. We are selling natural gas into the local market under a take-or-pay agreement with the National Gas Company of Trinidad and Tobago. In 1998, deliveries net to us averaged 139 MMcf per day of natural gas, which includes 24 MMcf per day of gas balancing volumes relating to a field allocation agreement, and 3.0 MBbl per day of crude oil and condensate.

     In 1995, we were awarded the right to develop the modified U(a) block near the South East Coast Consortium Block. We signed a production sharing contract with the Government of Trinidad and Tobago in 1996. Under the contract we committed to the acquisition of 3-D seismic data and the drilling of three wells. The first well was drilled in 1998 and was successful, encountering over 400 feet of net pay, resulting in the largest exploration discovery in our history. We estimate the gross proved reserves of the discovery to be over 600 billion cubic feet equivalent. We expect to drill two significant exploratory wells in 1999.

     At December 31, 1998, we held approximately 144,000 net undeveloped acres in Trinidad.

     Venezuela. We were awarded exploration, exploitation and development rights for a block offshore the eastern state of Sucre, Venezuela in early 1996. We signed agreements with the government of Venezuela and other participants associated with a concession awarded in the Gulf of Paria East. We hold an initial 90% working interest in the joint venture and act as operator. We drilled one exploratory well during 1998 and encountered hydrocarbons. We are continuing to do additional evaluation work.

     Other International. We continue to evaluate other selected conventional natural gas and crude oil opportunities outside North America by pursuing other exploitation opportunities in countries where indigenous natural gas and crude oil reserves have been identified. We are also participating in discussions concerning the potential for natural gas development opportunities in Mozambique as well as other opportunities in Trinidad and other countries. (See "Relationship with Enron Corp." for a further discussion of the relationship between our company and Enron Corp. in the Mozambique project.)

  MARKETING

     Wellhead Marketing. We currently sell our North America wellhead natural gas production on the spot market and under long-term natural gas contracts at market responsive prices. In many instances, the long-term contract prices closely approximate the prices received for natural gas being sold on the spot market. We sell wellhead natural gas volumes from Trinidad at prices that are based on a fixed price schedule with annual escalations. We currently sell approximately 7% of our wellhead natural gas production to pipeline and marketing subsidiaries of Enron Corp. We believe that the terms of our transactions and agreements with Enron Corp. are at least as favorable to us as could be obtained from third parties.

     We sell substantially all of our wellhead crude oil and condensate under various terms and arrangements at market responsive prices. We currently sell approximately 1% of our wellhead crude oil and condensate production to subsidiaries of Enron Corp.

     Other Marketing. Enron Oil & Gas Marketing, Inc., one of our wholly-owned subsidiaries, is a marketing company engaging in various marketing activities. Both we and this subsidiary contract to provide, under short and long-term agreements, natural gas to various purchasers and then aggregate the necessary supplies for the sales with purchases from various sources including third-party producers, marketing companies, pipelines or from our own production and arrange for any necessary transportation to the points of delivery. In addition, this subsidiary has purchased and constructed several small gathering systems in order to facilitate its entry into the gathering business on a limited basis. Both our company and this subsidiary use other short and long-term hedging and trading mechanisms including sales and purchases utilizing NYMEX-related commodity market transactions. These marketing activities have provided an effective balance in managing a portion of our exposure to commodity price risks for both natural gas and crude oil and condensate wellhead prices. (See
"-- Other Matters -- Risk Management".)

     In September 1992, we sold a volumetric production payment for $326.8 million to a limited partnership. Delivery obligations were terminated in December 1998. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity -- Sale of Volumetric Production Payment" included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A, which is incorporated by reference into this prospectus.)

     In March 1995, in a series of transactions with Enron Corp., we exchanged all of our fuel supply and purchase contracts and related price swap agreements associated with a Texas City cogeneration plant (the "Cogen Contracts") for certain natural gas price swap agreements (the "Swap Agreements") of equivalent value. As a result of the trans-actions, we were relieved of all performance obligations associated with the Cogen Contracts. We will realize net operating revenues and receive corresponding cash payments of approximately $91 million during the period extending through December 31, 1999, under the terms of the Swap Agreements. The estimated fair value of the Swap Agreements was approximately $81 million at the date the Swap Agreements were received. The net effect of this series of transactions has resulted in increases in our net operating revenues and cash receipts during 1995 and 1996 of approximately $13 million and $7 million, respectively, with offsetting decreases in 1998 and 1999 versus that anticipated under the Cogen Contracts.

WELLHEAD VOLUMES AND PRICES, AND LEASE AND WELL EXPENSES

     The following table sets forth certain information regarding our wellhead volumes of and average prices for natural gas per Mcf, crude oil and condensate, and natural gas liquids per Bbl, and average lease and well expenses per Mcfe delivered during each of the three years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999:

                                                                                        THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                            ------------------------   ---------------
                                                             1996     1997     1998     1998     1999
                                                            ------   ------   ------   ------   ------
VOLUMES (PER DAY)
  Natural Gas (MMcf)
    United States(1)......................................     608      657      671      644      677
    Canada................................................      98      101      105      101      104
    Trinidad..............................................     124      113      139      109      152
    India.................................................       -       18       56       47       71
                                                            ------   ------   ------   ------   ------
         Total............................................     830      889      971      901    1,004
                                                            ======   ======   ======   ======   ======
  Crude Oil and Condensate (MBbl)
    United States.........................................     9.2     11.7     14.0     12.6     13.1
    Canada................................................     2.4      2.5      2.6      2.7      2.7
    Trinidad..............................................     5.2      3.4      3.0      2.8      2.8
    India.................................................     2.8      2.3      5.1      4.2      7.1
                                                            ------   ------   ------   ------   ------
         Total............................................    19.6     19.9     24.7     22.3     25.7
                                                            ======   ======   ======   ======   ======
  Natural Gas Liquids (MBbl)
    United States.........................................     1.3      2.6      2.9      2.7      2.6
    Canada................................................     1.2      1.3      1.0      1.1      0.4
                                                            ------   ------   ------   ------   ------
         Total............................................     2.5      3.9      3.9      3.8      3.0
                                                            ======   ======   ======   ======   ======
AVERAGE PRICES
  Natural Gas ($/Mcf)
    United States(2)......................................  $ 2.04   $ 2.32   $ 1.93   $ 2.01   $ 1.62
    Canada................................................    1.15     1.43     1.40     1.39     1.39
    Trinidad..............................................    1.00     1.05     1.06     1.09     1.06
    India.................................................       -     2.79     2.41     2.70     1.96
         Composite........................................    1.78     2.07     1.78     1.86     1.53
  Crude Oil and Condensate ($/Bbl)
    United States.........................................  $21.88   $19.81   $12.84   $14.68   $11.31
    Canada................................................   18.01    17.16    11.82    13.97    11.75
    Trinidad..............................................   19.76    18.68    12.26    14.03     9.63
    India.................................................   20.17    20.05    12.86    15.33     9.79
         Composite........................................   20.60    19.30    12.66    14.64    10.76
  Natural Gas Liquids ($/Bbl)
    United States.........................................  $14.67   $12.76   $ 8.38   $ 9.49   $ 7.69
    Canada................................................    9.14     8.94     5.32     5.96     5.00
         Composite........................................   11.99    11.54     7.56     8.48     7.34
LEASE AND WELL EXPENSES ($/MCFE)
  United States...........................................  $  .19   $  .23   $  .22   $  .24   $  .20
  Canada..................................................     .34      .39      .37      .40      .41
  Trinidad................................................     .16      .16      .12      .15      .11
  India...................................................     .99      .64      .24      .31      .35
         Composite........................................     .22      .26      .24      .26      .23

---------------

(1) Includes 48 MMcf per day for the year ended December 31, 1996, 1997 and 1998 and for the three-month period ended March 31, 1998 delivered under the terms of a volumetric production payment agreement effective October 1, 1992, as amended. Delivery obligations were terminated in December 1998.

(2) Includes an average equivalent wellhead value of $1.17, $1.73 and $1.53 per Mcf for the year ended December 31, 1996, 1997 and 1998 and of $1.62 per Mcf for the three-month period ended March 31, 1998, respectively, for the volumes described in note (1), net of transportation costs.

COMPETITION

     We actively compete for reserve acquisitions and exploration/exploitation leases, licenses and concessions, frequently against companies with substantially larger financial and other resources. To the extent our exploration budget is lower than that of certain of our competitors, we may be disadvantaged in effectively competing for certain reserves, leases, licenses and concessions. Competitive factors include price, contract terms, and quality of service, including pipeline connection times and distribution efficiencies. In addition, we face competition from other producers and suppliers, including competition from other world wide energy supplies, such as natural gas from Canada.

OTHER MATTERS

     Risk Management. We engage in price risk management activities from time to time primarily for non-trading and to a lesser extent for trading purposes. We use derivative financial instruments (primarily price swaps and costless collars) for non-trading purposes to hedge the impact of market fluctuations of natural gas and crude oil market prices on net income and cash flow.

     At December 31, 1998, we had outstanding crude oil commodity price swap transactions, designated as hedges, covering approximately 700 MBbl of crude oil and condensate for 1999. The fair value of the positions was a net revenue increase of $4 million at December 31, 1998.

     At December 31, 1998, based on the portion of our anticipated natural gas volumes for 1999 for which prices have not, in effect, been hedged using NYMEX-related commodity market transactions and long-term marketing contracts, our net income and after-tax cash flow sensitivity to changing natural gas prices is approximately $18 million for each $.10 per Mcf change in average wellhead natural gas prices. While we are not affected as significantly by changing crude oil prices for those volumes not otherwise hedged, our net income and cash flow sensitivity is approximately $6 million for $1.00 per barrel change in average wellhead crude oil prices.

     Tight Gas Sand Tax Credits (Section 29) and Severance Tax Exemption. United States federal tax law provides a tax credit for production of certain fuels produced from nonconventional sources (including natural gas produced from tight formations), subject to a number of limitations. Fuels qualifying for the credit must be produced from a well drilled or a facility placed in service after November 5, 1990 and before January 1, 1993, and must be sold before January 1, 2003.

     The credit, which is currently approximately $.52 per MMBtu of natural gas, is computed by reference to the price of crude oil, and is phased out as the price of crude oil exceeds $23.50 in 1980 dollars (adjusted for inflation) with complete phaseout if such price exceeds $29.50 in 1980 dollars (similarly adjusted). Under this formula, the commencement of phaseout would be triggered if the average price for crude oil rose above approximately $49 per barrel in current dollars. Significant benefits from the tax credit have accrued and continue to accrue to us since a portion (and in some cases a substantial portion) of our natural gas production from wells drilled after November 5, 1990, and before January 1, 1993, on our leases in several of our significant producing areas qualify for this tax credit.

     Natural gas production from wells spudded or completed after May 24, 1989 and before September 1, 1996 in tight formations in Texas qualifies for a ten-year exemption, ending August 31, 2001, from severance taxes, subject to certain limitations. In 1995, the drilling qualification period was extended from September 1996 through August 2002, and the tax exemption was modified in a somewhat reduced form. In 1998, the drilling qualification period was extended eight years through August 2010.

OIL AND GAS EXPLORATION AND PRODUCTION PROPERTIES AND RESERVES

     The following table sets forth our net proved and proved developed reserves at December 31 for each of the four years in the period ended December 31, 1998, and the changes in the net proved reserves for each of the three years in the period then ended as estimated by our engineering staff. See "Risk Factors--The oil and gas reserves data and future net revenues estimates we report are uncertain".

                NET PROVED AND PROVED DEVELOPED RESERVE SUMMARY

                                                    UNITED STATES   CANADA   TRINIDAD    INDIA    OTHER    TOTAL
                                                    -------------   ------   --------   -------   -----   -------
Natural Gas(Bcf)
  Net proved reserves at December 31, 1995........     2,654.1(1)   313.9      245.5       75.0      -    3,288.5
    Revisions of previous estimates...............         3.6       (2.9)      79.6          -      -       80.3
    Purchases in place............................       100.6        0.9          -          -      -      101.5
    Extensions, discoveries and other additions...       256.8       49.2       90.7      124.6      -      521.3
    Sales in place................................       (58.4)      (4.3)         -          -      -      (62.7)
    Production....................................      (210.2)     (35.9)     (45.6)         -      -     (291.7)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1996........     2,746.5(1)   320.9      370.2      199.6      -    3,637.2
    Revisions of previous estimates...............       (50.8)      (1.5)      (0.4)      25.1      -      (27.6)
    Purchases in place............................        60.0       67.6          -          -      -      127.6
    Extensions, discoveries and other additions...       275.9       37.8          -      253.5    7.7      574.9
    Sales in place................................       (17.7)      (0.4)         -          -      -      (18.1)
    Production....................................      (229.1)     (37.0)     (41.0)      (6.6)     -     (313.7)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1997........     2,784.8(1)   387.4      328.8      471.6    7.7    3,980.3
    Revisions of previous estimates...............       (55.9)      (2.5)       4.7       32.3   (0.4)     (21.8)
    Purchases in place............................       123.0       54.9          -          -      -      177.9
    Extensions, discoveries and other additions...       272.8       62.9      693.8      340.9   103.0   1,473.4
    Sales in place................................       (37.5)         -          -          -      -      (37.5)
    Production....................................      (233.8)     (38.5)     (50.9)     (20.2)     -     (343.4)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1998........     2,853.4(1)   464.2      976.4      824.6   110.3   5,228.9
                                                       =======      ======   =======    =======   =====   =======
Liquids (MBbl)(2)
  Net proved reserves at December 31, 1995........      25,399      6,585      6,870     11,542      -     50,396
    Revisions of previous estimates...............         339        191      1,835          -      -      2,365
    Purchases in place............................         312          2          -          -      -        314
    Extensions, discoveries and other additions...       7,103      2,116      1,388        275      -     10,882
    Sales in place................................        (447)      (121)         -          -      -       (568)
    Production....................................      (3,830)     (1,321)   (1,925)    (1,026)     -     (8,102)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1996........      28,876      7,452      8,168     10,791      -     55,287
    Revisions of previous estimates...............       3,515        225        (31)        19      -      3,728
    Purchases in place............................         127      1,123          -          -      -      1,250
    Extensions, discoveries and other additions...       6,037      1,590          -     20,123      -     27,750
    Sales in place................................      (1,683)         -          -          -      -     (1,683)
    Production....................................      (5,223)     (1,384)   (1,236)      (838)     -     (8,681)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1997........      31,649      9,006      6,901     30,095      -     77,651
    Revisions of previous estimates...............        (152)      (504)    (1,049)     3,063     73      1,431
    Purchases in place............................       3,104          -          -          -      -      3,104
    Extensions, discoveries and other additions...       9,396        448     11,429     11,501   1,089    33,863
    Sales in place................................      (1,039)         -          -          -      -     (1,039)
    Production....................................      (6,131)     (1,358)   (1,077)    (1,874)     -    (10,440)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1998........      36,827      7,592     16,204     42,785   1,162   104,570
                                                       =======      ======   =======    =======   =====   =======

                                             (Table continued on following page)

                                                    UNITED STATES   CANADA   TRINIDAD    INDIA    OTHER    TOTAL
                                                    -------------   ------   --------   -------   -----   -------
Bcf Equivalent (Bcfe)
  Net proved reserves at December 31, 1995........     2,806.6(1)   353.3      286.7      144.3      -    3,590.9
    Revisions of previous estimates...............         5.7       (1.8)      90.6          -      -       94.5
    Purchases in place............................       102.5        0.9          -          -      -      103.4
    Extensions, discoveries and other additions...       299.4       61.9       99.0      126.2      -      586.5
    Sales in place................................       (61.0)      (5.1)         -          -      -      (66.1)
    Production....................................      (233.1)     (43.9)     (57.1)      (6.2)     -     (340.3)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1996........     2,920.1(1)   365.3      419.2      264.3      -    3,968.9
    Revisions of previous estimates...............       (29.8)      (0.1)      (0.5)      25.2      -       (5.2)
    Purchases in place............................        60.7       74.4          -          -      -      135.1
    Extensions, discoveries and other additions...       312.1       47.4          -      374.2    7.7      741.4
    Sales in place................................       (27.7)      (0.4)         -          -      -      (28.1)
    Production....................................      (260.4)     (45.3)     (48.5)     (11.7)     -     (365.9)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1997........     2,975.0(1)   441.3      370.2      652.0    7.7    4,446.2
    Revisions of previous estimates...............       (57.0)      (5.5)      (1.7)      50.8      -      (13.4)
    Purchases in place............................       141.6       54.9          -          -      -      196.5
    Extensions, discoveries and other additions...       329.2       65.6      762.4      409.9   109.5   1,676.6
    Sales in place................................       (43.7)         -          -          -      -      (43.7)
    Production....................................      (270.6)     (46.6)     (57.3)     (31.4)     -     (405.9)
                                                       -------      ------   -------    -------   -----   -------
  Net proved reserves at December 31, 1998........     3,074.5(1)   509.7    1,073.6    1,081.3   117.2   5,856.3
                                                       =======      ======   =======    =======   =====   =======
Net proved developed reserves at
  Natural Gas (Bcf)
    December 31, 1995.............................     1,218.1      310.1      233.9          -      -    1,762.1
    December 31, 1996.............................     1,325.7      319.5      370.2      124.6      -    2,140.0
    December 31, 1997.............................     1,349.0      370.9      328.8      286.6      -    2,335.3
    December 31, 1998.............................     1,429.7      387.4      283.0      407.4      -    2,507.5
  Liquids(MBbl)(2)
    December 31, 1995.............................      19,977      6,505      5,607     11,542      -     43,631
    December 31, 1996.............................      24,868      7,452      8,168     10,791      -     51,279
    December 31, 1997.............................      27,707      8,885      6,901     23,322      -     66,815
    December 31, 1998.............................      33,045      7,465      4,782     33,472      -     78,764
  Bcf Equivalents
    December 31, 1995.............................     1,338.0      349.1      267.5       69.3      -    2,023.9
    December 31, 1996.............................     1,474.9      364.2      419.2      189.3      -    2,447.6
    December 31, 1997.............................     1,515.3      424.2      370.2      426.5      -    2,736.2
    December 31, 1998.............................     1,628.0      432.1      311.7      608.2      -    2,980.0

---------------

(1) Includes 1,180 Bcf of proved undeveloped methane reserves contained, along with high concentrations of carbon dioxide and other gases, in deep Paleozoic (Madison) formations in the Big Piney area of Wyoming.

(2) Includes crude oil, condensate and natural gas liquids.

     Acreage. The following table summarizes our developed and undeveloped acreage at December 31, 1998. Excluded is acreage in which our interest is limited to owned royalty, overriding royalty and other similar interests.

                                 DEVELOPED              UNDEVELOPED                TOTAL
                           ---------------------   ---------------------   ---------------------
                             GROSS        NET        GROSS        NET        GROSS        NET
                           ---------   ---------   ---------   ---------   ---------   ---------
United States
  California.............     21,324      16,747     821,738     748,238     843,062     764,985
  Texas..................    413,305     220,075     637,850     513,807   1,051,155     733,882
  Offshore Gulf of
     Mexico..............    283,571     126,306     564,775     417,827     848,346     544,133
  Wyoming................    153,597     116,092     324,531     251,792     478,128     367,884
  Oklahoma...............    188,963     104,633     122,848      87,264     311,811     191,897
  Montana................    119,686       1,651     146,013     103,779     265,699     105,430
  New Mexico.............     71,945      35,091     106,133      64,232     178,078      99,323
  Utah...................     74,454      50,311      40,873      27,205     115,327      77,516
  Mississippi............      5,144       5,052      43,174      42,950      48,318      48,002
  Kansas.................     17,339      15,489       6,747       4,009      24,086      19,498
  Colorado...............     20,619       1,233      30,908      13,618      51,527      14,851
  Louisiana..............      6,285       5,429       6,520       3,767      12,805       9,196
  Arkansas...............      8,522       1,319       2,457       2,010      10,979       3,329
  Other..................      5,247         984       1,015         795       6,262       1,779
                           ---------   ---------   ---------   ---------   ---------   ---------
          Total..........  1,390,001     700,412   2,855,582   2,281,293   4,245,583   2,981,705
Canada
  Saskatchewan...........    251,805     235,121     288,834     283,732     540,639     518,853
  Alberta................    372,612     243,225     336,713     243,971     709,325     487,196
  Manitoba...............     11,743       9,954      23,730      21,966      35,473      31,920
  British Columbia.......        656         164       8,755       5,553       9,411       5,717
                           ---------   ---------   ---------   ---------   ---------   ---------
       Total Canada......    636,816     488,464     658,032     555,222   1,294,848   1,043,686
Other International
  China..................      5,000       5,000   1,844,531   1,844,531   1,849,531   1,849,531
  Venezuela..............          -           -     268,413     241,572     268,413     241,572
  India..................     98,300      29,490     564,307     169,292     662,607     198,782
  France.................          -           -     168,032     168,032     168,032     168,032
  Trinidad...............      4,200       3,990     147,233     143,490     151,433     147,480
                           ---------   ---------   ---------   ---------   ---------   ---------
       Total Other
         International...    107,500      38,480   2,992,516   2,566,917   3,100,016   2,605,397
                           ---------   ---------   ---------   ---------   ---------   ---------
          Total..........  2,134,317   1,227,356   6,506,130   5,403,432   8,640,447   6,630,788
                           =========   =========   =========   =========   =========   =========

     Producing Well Summary. The following table reflects the Company's ownership in gas and oil wells located in Texas, the Gulf of Mexico, Oklahoma, New Mexico, Utah, Wyoming, and various other states, Canada, Trinidad, India and China at December 31, 1998.

                                                                          PRODUCTIVE WELLS
                                                                          EXCLUDING INDIA
                                                       PRODUCTIVE WELLS      AND CHINA
                                                       ----------------   ----------------
                                                       GROSS*     NET     GROSS*     NET
                                                       -------   ------   -------   ------
Gas..................................................   5,253    3,788     5,241    3,784
Oil..................................................     897      506       831      486
                                                        -----    -----     -----    -----
          Total......................................   6,150    4,294     6,072    4,270
                                                        =====    =====     =====    =====

---------------

* Gross gas and oil wells include 255 with multiple completions.

DRILLING AND ACQUISITION ACTIVITIES

     During the years ended December 31, 1996, 1997 and 1998, we spent approximately $599 million, $693 million and $769 million, respectively, for exploratory and development drilling and acquisition of leases and producing properties. We drilled, participated in the drilling of or acquired wells as set out in the table below for the periods indicated:

                                                                                        THREE MONTHS
                                                                                           ENDED
                                                YEAR ENDED DECEMBER 31,                  MARCH 31,
                                    ------------------------------------------------   --------------
                                         1996             1997             1998             1999
                                    --------------   --------------   --------------   --------------
                                    GROSS    NET     GROSS    NET     GROSS    NET     GROSS    NET
                                    -----   ------   -----   ------   -----   ------   -----   ------
Development Wells Completed
  North America
     Gas..........................   396    325.04    467    352.90    478    402.80     64     46.94
     Oil..........................    80     57.46     94     74.85     38     34.98      6      3.96
     Dry..........................    80     68.77    101     80.01     79     62.16     26     23.60
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................   556    451.27    662    507.76    595    499.94     96     74.50
  Outside North America
     Gas..........................     -         -     12      3.60      -         -      5      2.20
     Oil..........................     1       .30      6      1.80     21      6.30      3       .90
     Dry..........................     -         -      -         -      -         -      -         -
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................     1       .30     18      5.40     21      6.30      8      3.10
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total Development.......   557    451.57    680    513.16    616    506.24    104     77.60
                                     ---    ------    ---    ------    ---    ------    ---    ------
Exploratory Wells Completed
  North America
     Gas..........................    14     10.36      8      5.12      5      4.40      4      3.05
     Oil..........................     1       .78      -         -      6      5.50      -         -
     Dry..........................    26     19.00     12      7.53     22     15.70      2      1.32
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................    41     30.14     20     12.65     33     25.60      6      4.37
  Outside North America
     Gas..........................     -         -      -         -      1      1.00      -         -
     Oil..........................     -         -      -         -      1       .90      -         -
     Dry..........................     1       .50      -         -      -         -      -         -
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................     1       .50      -         -      2      1.90      -         -
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total Exploratory.......    42     30.64     20     12.65     35     27.50      -         -
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................   599    482.21    700    525.81    651    533.74    110     81.97
Wells in Progress at end of
  period..........................    87     61.08     44     36.39     28     15.73     29     19.47
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................   686    543.29    744    562.20    679    549.47    139    101.44
                                     ===    ======    ===    ======    ===    ======    ===    ======
Wells Acquired
     Gas..........................   350    148.20*   227     82.45*   333    317.23*    22      2.13*
     Oil..........................     5       .65     48     20.50*     -      1.70*     2       .67
                                     ---    ------    ---    ------    ---    ------    ---    ------
          Total...................   355    148.85    275    102.95    333    318.93     24      2.80
                                     ===    ======    ===    ======    ===    ======    ===    ======

---------------

* Includes the acquisition of additional interests in certain wells in which we previously acquired an interest.

     All of our drilling activities are conducted on a contract basis with independent drilling contractors. We own no drilling equipment.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The directors and executive officers of EOG (upon the closing of the Share Exchange with Enron Corp.) and their names and ages are as follows (all positions are with EOG unless otherwise noted):

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Fred C. Ackman........................  68    Director
Edward Randall, III...................  72    Director
Frank G. Wisner.......................  61    Director
Forrest E. Hoglund....................  66    Chairman of the Board; Director
Mark G. Papa..........................  52    President and Chief Executive Officer;
                                              Director
Edmund P. Segner, III.................  45    Vice Chairman and Chief of Staff
Loren M. Leiker.......................  45    Executive Vice President, Exploration
Gary L. Thomas........................  49    Executive Vice President, North
                                              American Operations
Barry Hunsaker, Jr. ..................  49    Senior Vice President and General
                                              Counsel
Walter C. Wilson......................  56    Senior Vice President and Chief
                                              Financial Officer

     Mr. Ackman has been a director since 1989. He also has been a consultant to the oil and gas industry for over six years and has interests in ranching and investments.

     Mr. Randall has been a director since 1990, and his principal occupation is investments. Mr. Randall also is a director of KN Energy, Inc. and PaineWebber Group Inc.

     Mr. Wisner has been a director since 1997. He also has served as Vice Chairman of American International Group Inc. since 1997 following his retirement as U.S. Ambassador to India. American International Group Inc. is an insurance company, which provides insurance to companies investing in foreign operations. Mr. Wisner's more than 35-year career with the U.S. State Department, primarily in Africa, Asia and Washington, D.C., included serving as U.S. Ambassador to the Philippines, Egypt and Zambia.

     Forrest E. Hoglund joined EOG as Chairman of the Board and Director in September 1987. He also served as Chief Executive Officer of EOG until September 1998 and served as President from May 1990 until December 1996. Mr. Hoglund is an advisory director of Chase Bank of Texas, National Association. Mr. Hoglund expects to retire by August 31, 1999 and, therefore, may or may not be a director or executive officer of EOG at the time of the closing of this offering.

     Mark G. Papa was elected President and Chief Executive Officer and Director of EOG in September 1998, President and Chief Operating Officer in September 1997, President in December 1996 and was President North America Operations from February 1994 to September 1998. From May 1986 through January 1994, Mr. Papa served as Senior Vice President - Operations. Mr. Papa joined Belco Petroleum Corporation, a predecessor of EOG, in 1981.

     Edmund P. Segner, III became Vice Chairman and Chief of Staff of EOG in September 1997. Mr. Segner was a director of EOG from January 1997 to October 1997. Mr. Segner joined Enron Corp. in 1988 and was Executive Vice President and Chief of Staff.

     Loren M. Leiker joined EOG in April 1989 and has been Executive Vice President, Exploration since May 1998. Mr. Leiker was previously Senior Vice President, Exploration of EOG.

     Gary L. Thomas was elected Executive Vice President, North American Operations in May 1998. He was previously Senior Vice President and General Manager of EOG's Midland Division. Mr. Thomas joined a predecessor of EOG in July 1978.

     Barry Hunsaker, Jr. has been Senior Vice President and General Counsel since he joined EOG in May 1996. Prior to joining EOG, Mr. Hunsaker was a partner in the law firm of Vinson & Elkins L.L.P.
     Walter C. Wilson joined EOG in November 1987 and has been Senior Vice President and Chief Financial Officer since May 1991.

                            THE SELLING STOCKHOLDER

                                                                   BENEFICIAL OWNERSHIP
                         BENEFICIAL OWNERSHIP                      AFTER STOCK OFFERING
                        BEFORE STOCK OFFERING                    AND SHARE EXCHANGE(1)(2)
                       ------------------------    SHARES TO     ------------------------
SELLING STOCKHOLDER      SHARES      PERCENTAGE    BE SOLD(1)      SHARES      PERCENTAGE
-------------------    ----------    ----------    ----------    ----------    ----------
Enron Corp.            82,270,000       53.5%      4,050,000     15,950,000       13.4%

---------------

(1) Assumes the exercise of the over-allotment option in full, and the transfer by Enron Corp. of 62,270,000 shares of our common stock to us in connection with the Share Exchange.

(2) Concurrently with this offering, Enron Corp. is offering Exchangeable Notes, which are mandatorily exchangeable into no more than 10,000,000 shares of our common stock (no more than 11,500,000 shares if the over-allotment option to the underwriters in the Exchangeable Notes offering is exercised in full) owned by Enron Corp. Following consummation of the Exchangeable Notes offering, the shares that may be delivered upon exchange therefor will continue to be beneficially owned by Enron Corp. until such time as they are delivered at maturity of the Exchangeable Notes. If the underwriters' over-allotment options in this offering and the Exchangeable Notes offering are exercised in full and the maximum number of shares of common stock are delivered at maturity of the Exchangeable Notes, Enron Corp. will beneficially own 4,450,000 shares of our common stock or approximately 3.8% of the outstanding shares.

     The registration related to our common stock covered by the over-allotment option and our common stock deliverable upon exchange of the Exchangeable Notes is being provided pursuant to the terms of a stock restriction and registration agreement with Enron Corp., under which we have agreed that, upon the request of Enron Corp. (or certain assignees), we will register under the Securities Act and applicable state securities laws the sale of our common stock owned by Enron Corp. Our obligation is subject to certain limitations relating to a minimum amount of our common stock required for registration, the timing of registration and other similar matters. We are obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.

                         RELATIONSHIP WITH ENRON CORP.

     After the Share Exchange, Enron Corp.'s ownership of EOG will be reduced to 20,000,000 shares of common stock. Enron Corp. may not sell these remaining shares of EOG common stock for a period of six months after the Share Exchange. However, Enron Corp. may sell up to 4,050,000 shares of our common stock to satisfy the underwriters' over-allotment option in this offering and may sell convertible securities that would be mandatorily exchangeable into a maximum of 10,000,000 of its remaining EOG shares

(11,500,000 if the underwriters' over-allotment option in that offering is exercised in full). (See "The Selling Stockholder".) Enron Corp.'s sale of these convertible securities is discussed further in "Concurrent Offering".

     On closing of the Share Exchange, the EOG board of directors will be reduced to five, and all of Enron Corp.'s officers and directors currently serving as EOG directors will resign from the EOG board. We have the right to use the name "Enron Oil & Gas Company" for the period of six months after the Share Exchange. However, some time soon after the Share Exchange, we expect to change our corporate name to "EOG Resources, Inc." We will also change the names of our subsidiaries to reflect our new corporate name.

     Enron Corp. currently provides us with various services, such as maintenance of employee benefit plans, provision of some telecommunications and computer support services, lease of office space and the provision of some purchasing and operating services and other corporate staff and support services. After the Share Exchange, we have the right to continue to use these services for a period of up to one year. However, we expect to transition away from using these services as soon as reasonably convenient for both Enron Corp. and us. EOG believes that it has obtained these services at substantially market terms, and, therefore, we expect that our costs to obtain these services from third parties will not materially change.

     EOG and Enron Corp. have in the past entered into material transactions and agreements incident to their respective businesses. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil and hedging and trading activities. Those transactions and agreements currently in place will continue after the Share Exchange, and we do not expect any material changes to such transactions and agreements that would not otherwise occur in a third party transaction. EOG and Enron Corp. may enter into similar types of transactions and agreements in the future. We intend that the terms of any future transactions and agreements between us and Enron Corp. will be at least as favorable to us as could be obtained from other third parties.

     After the completion of the Share Exchange, we and Enron Corp. can compete anywhere in the world, including India and China. In certain areas of the world, affiliate rules may have prevented us from having exploration opportunities while Enron Corp. owned a majority of our common stock. After the Share Exchange, those rules will no longer restrict us.

     EOG and Enron Corp. have entered into an agreement regarding the manner in which they will share the burdens and benefits of the integrated project under joint development in Mozambique. The agreement provides generally that our interest in this project will be 20% of the combined ownership interest of EOG and Enron Corp. This agreement will continue in place after the Share Exchange.

     For further detail of our relationship with Enron Corp. after the Share Exchange and the status of specific intercompany agreements, please refer to the Share Exchange Agreement filed as an exhibit to the registration statement that includes this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding, and 320,000,000 shares of common stock, $.01 par value, of which 153,896,229 shares were outstanding as of July 1, 1999. Following the Share Exchange and the offering, there will be 35,270,000 fewer shares of common stock outstanding. The following description of our capital stock summarizes the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation and bylaws that are incorporated by reference into the registration statement that includes this prospectus.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, by filing a certificate pursuant to the applicable laws of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations, or restrictions thereof, all without stockholder approval. Any future issuance of preferred stock, while providing desired flexibility in connection with acquisitions and other corporate purposes, could adversely affect the voting power or other rights of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change of control of EOG.

COMMON STOCK

     Our common stock possesses ordinary voting rights for the election of directors and in respect to other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Our common stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. The holders of our common stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of legally available funds.

     Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any corporate debts and any liquidation preference established for any preferred stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

LISTING

     Our common stock is listed on the New York Stock Exchange.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is First Chicago Trust Company of New York, Jersey City, New Jersey.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware corporation law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such laws, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The Delaware laws enable corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of our directors to EOG or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to the company or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     - for any transaction from which the director derived an improper personal benefit.

     This provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

                                 LEGAL MATTERS

     The validity of our common stock deliverable upon exchange of the Exchangeable Notes will be passed upon for EOG by Barry Hunsaker, Jr., Esq., Senior Vice President and General Counsel, and for the underwriters by Bracewell & Patterson, L.L.P. Certain other matters will be passed on for EOG by Fulbright & Jaworski L.L.P. Certain matters will be passed upon for Enron Corp. by Vinson & Elkins L.L.P. Mr. Hunsaker owns substantially less than 1% of the outstanding shares of our common stock. Bracewell & Patterson, L.L.P. provides services to us and our affiliates on matters unrelated to the offering of the common stock.

                                    EXPERTS

     The consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1998, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering in giving such reports.

                              PLAN OF DISTRIBUTION

     This prospectus relates to up to 11,500,000 shares of EOG common stock that may be delivered by Enron Corp. pursuant to its offering of Exchangeable Notes and is Appendix A to the Enron Corp. Exchangeable Notes prospectus. At maturity of the Exchangeable Notes, the principal amount of each note will be mandatorily exchanged by Enron Corp. for shares of EOG common stock. For a description of the Exchangeable Notes, see "Description of the Exchangeable Notes" in the Enron Corp. Exchangeable Notes prospectus.

     We, our directors and executive officers and Enron Corp. have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans or the exercise of stock options pursuant to our stock option plan.

     In connection with the distribution of the Exchangeable Notes, we and Enron Corp. have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549;

     - Seven World Trade Center
       New York, New York 10048; and

     - Northwest Atrium Center
       500 West Madison Street
       Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1989. Accordingly, you may inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A; and

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     You may request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Angus H. Davis, Corporate Secretary, at our principal executive office, which is:

     Enron Oil & Gas Company
     1400 Smith Street
     Houston, Texas 77002
     (713) 853-6161

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT MAKING AN OFFER OF THE SECURITIES COVERED BY THIS PROSPECTUS WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

===============================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Cautionary Statement Regarding
  Forward-Looking Statements..........   15
Use of Proceeds.......................   15
Capitalization........................   16
Price Range of Common Stock and Cash
  Dividends...........................   17
Unaudited Condensed Consolidated Pro
  Forma Financial Information.........   18
Business..............................   24
Management............................   36
The Selling Stockholder...............   37
Relationship with Enron Corp. ........   37
Description of Capital Stock..........   39
Legal Matters.........................   41
Experts...............................   41
Plan of Distribution..................   41
Where You Can Find More
  Information.........................   42

                                  [ENRON LOGO]
                            ENRON OIL & GAS COMPANY
                                  Common Stock
                            -----------------------

                                   PROSPECTUS

                            -----------------------


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the SEC registration fee.

SEC registration fee........................................  $62,742
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
NYSE listing fees...........................................     *
Printing and engraving fees.................................     *
Trustee's fees and expenses.................................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $   *
                                                              =======

---------------

* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The Oregon Business Corporation Act generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (1) for breach of the duty of loyalty, (2) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the payment of improper dividends or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16. EXHIBITS.

          *1.01           Form of Underwriting Agreement.
           3.01           Amended and Restated Articles of Incorporation of Enron
                          (Annex E to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
           3.02           Articles of Merger of Enron Oregon Corp., an Oregon
                          corporation, and Enron Corp., a Delaware corporation
                          (Exhibit 3.02 to Post-Effective Amendment No. 1 to Enron's
                          Registration Statement on Form S-3 -- File No. 33-60417).
           3.03           Articles of Merger of Enron Corp., an Oregon corporation,
                          and Portland General Corporation, an Oregon corporation
                          (Exhibit 3.03 to Post-Effective Amendment No. 1 to Enron's
                          Registration Statement on Form S-3 -- File No. 33-60417).
           3.04           Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment
                          No. 1 to Enron's Registration Statement on Form S-3 -- File
                          No. 33-60417).
           3.05           Form of Series Designation for the Enron Convertible
                          Preferred Stock (Annex F to the Proxy Statement/Prospectus
                          included in Enron's Registration Statement on Form
                          S-4 -- File No. 333-13791).
           3.06           Form of Series Designation for the Enron 9.142% Preferred
                          Stock (Annex G to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
           3.07           Form of Series Designation for the Enron Series A Junior
                          Voting Convertible Preferred Stock (Exhibit 3.07 to Enron's
                          Registration Statement on Form S-3 -- Form 333-44133).
           3.08           Statement of Resolutions Establishing a Series of Preferred
                          Stock of Enron Corp. -- Mandatorily Convertible Single Reset
                          Preferred Stock, Series A (Exhibit 4.01 to Enron's Form 8-K
                          filed on January 26, 1999).
           3.09           Statement of Resolutions Establishing a Series of Preferred
                          Stock of Enron Corp. -- Mandatorily Convertible Single Reset
                          Preferred Stock, Series B (Exhibit 4.02 to Enron's Form 8-K
                          filed on January 26, 1999).
           4.01           Indenture dated November 1, 1985 between Enron and the
                          Trustee (Form T-3 Application for Qualification of
                          Indentures under the Trust Indenture Act of 1939, File No.
                          22-14390, filed on October 24, 1985).
           4.02           First Supplemental Indenture dated as of December 1, 1995, between Enron and the Trustee (Exhibit 4(b) to Enron's
                          Registration Statement on Form S-3 filed on November 8,
                          1995).
           4.03           Supplemental Indenture, dated as of May 8, 1997, by and
                          among Enron Corp., Enron Oregon Corp. and Harris Trust and
                          Savings Bank, as Trustee (Exhibit 4.02 to Post-Effective
                          Amendment No. 1 to Enron's Registration Statement on Form
                          S-3, File No. 33-60417).
           4.04           Form of Supplemental Indenture, dated as of September 1,
                          1997, between Enron Corp. and Harris Trust and Savings Bank, as Trustee (Exhibit 4.03 to Enron's Registration Statement
                          on Form S-3, File No. 333-35549).
          *4.05           Form of supplemental indenture relating to the Exchangeable
                          Notes.
          *4.06           Form of Exchangeable Note (included in Exhibit 4.05).
          *5.01           Opinion of James V. Derrick, Jr., Esq., Senior Vice
                          President and General Counsel of Enron Corp.
          *8.01           Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
          10.01           Share Exchange Agreement dated as of July 19, 1999 between
                          Enron Corp. and Enron Oil & Gas Company (Exhibit 2 to Enron
                          Oil & Gas Company's Registration Statement on Form S-3, File
                          No. 333-83533).
          12.01           Statement and Computation Showing the Ratio of Earnings to
                          Fixed Charges.

          23.01           Consent of Arthur Andersen LLP.
          23.02           Consent of DeGolyer and MacNaughton.
         *23.03           Consent of James V. Derrick, Jr., Esq. (included in Exhibit
                          5.01 above).
         *23.04           Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.01 above).
          24              Powers of Attorney of certain directors of Enron Corp.
          25              Form T-1, Statement of Eligibility under the Trust Indenture
                          Act of 1939 of Harris Trust and Savings Bank.

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 23rd day of July, 1999.

                                          ENRON CORP.

                                          By:    /s/ RICHARD A. CAUSEY
                                            ------------------------------------
                                                    (Richard A. Causey)
                                                Executive Vice President and
                                                  Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities with Enron indicated and on the 23rd day of July, 1999.

                      SIGNATURE                                                TITLE
                      ---------                                                -----
                 /s/ KENNETH L. LAY                         Chairman of the Board, Chief Executive
-----------------------------------------------------       Officer and Director (Principal Executive
                  (Kenneth L. Lay)                          Officer)

                /s/ RICHARD A. CAUSEY                       Executive Vice President and Chief
-----------------------------------------------------       Accounting Officer (Principal Accounting
                 (Richard A. Causey)                        Officer)

                /s/ ANDREW S. FASTOW                        Executive Vice President and Chief Financial
-----------------------------------------------------       Officer (Principal Financial Officer)
                 (Andrew S. Fastow)

                          *                                 Director
-----------------------------------------------------
                 (Robert A. Belfer)

                          *                                 Director
-----------------------------------------------------
               (Norman P. Blake, Jr.)

                          *                                 Director
-----------------------------------------------------
                  (Ronnie C. Chan)

                          *                                 Director
-----------------------------------------------------
                  (John H. Duncan)

                          *                                 Director
-----------------------------------------------------
                    (Joe H. Foy)

                          *                                 Director
-----------------------------------------------------
                  (Wendy L. Gramm)

                          *                                 Director
-----------------------------------------------------
                  (Ken L. Harrison)

                          *                                 Director
-----------------------------------------------------
                (Robert K. Jaedicke)

                      SIGNATURE                                                TITLE
                      ---------                                                -----

                          *                                 Director
-----------------------------------------------------
               (Charles A. LeMaistre)

                                                            Director
-----------------------------------------------------
                  (Rebecca P. Mark)

                          *                                 Director
-----------------------------------------------------
                  (John Mendelsohn)

                                                            Director
-----------------------------------------------------
                  (Jerome J. Meyer)

                          *                                 Director and President and Chief Operating
-----------------------------------------------------       Officer
                (Jeffrey K. Skilling)

                                                            Director
-----------------------------------------------------
                 (John A. Urquhart)

                          *                                 Director
-----------------------------------------------------
                   (John Wakeham)

                                                            Director
-----------------------------------------------------
              (Herbert S. Winokur, Jr.)

            *By:        REBECCA C. CARTER
  ------------------------------------------------
                 (Rebecca C. Carter)
      (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS

          *1.01           Form of Underwriting Agreement.
           3.01           Amended and Restated Articles of Incorporation of Enron
                          (Annex E to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
           3.02           Articles of Merger of Enron Oregon Corp., an Oregon
                          corporation, and Enron Corp., a Delaware corporation
                          (Exhibit 3.02 to Post-Effective Amendment No. 1 to Enron's
                          Registration Statement on Form S-3 -- File No. 33-60417).
           3.03           Articles of Merger of Enron Corp., an Oregon corporation,
                          and Portland General Corporation, an Oregon corporation
                          (Exhibit 3.03 to Post-Effective Amendment No. 1 to Enron's
                          Registration Statement on Form S-3 -- File No. 33-60417).
           3.04           Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment
                          No. 1 to Enron's Registration Statement on Form S-3 -- File
                          No. 33-60417).
           3.05           Form of Series Designation for the Enron Convertible
                          Preferred Stock (Annex F to the Proxy Statement/Prospectus
                          included in Enron's Registration Statement on Form
                          S-4 -- File No. 333-13791).
           3.06           Form of Series Designation for the Enron 9.142% Preferred
                          Stock (Annex G to the Proxy Statement/Prospectus included in
                          Enron's Registration Statement on Form S-4 -- File No.
                          333-13791).
           3.07           Form of Series Designation for the Enron Series A Junior
                          Voting Convertible Preferred Stock (Exhibit 3.07 to Enron's
                          Registration Statement on Form S-3 -- Form 333-44133).
           3.08           Statement of Resolutions Establishing a Series of Preferred
                          Stock of Enron Corp. -- Mandatorily Convertible Single Reset
                          Preferred Stock, Series A (Exhibit 4.01 to Enron's Form 8-K
                          filed on January 26, 1999).
           3.09           Statement of Resolutions Establishing a Series of Preferred
                          Stock of Enron Corp. -- Mandatorily Convertible Single Reset
                          Preferred Stock, Series B (Exhibit 4.02 to Enron's Form 8-K
                          filed on January 26, 1999).
           4.01           Indenture dated November 1, 1985 between Enron and the
                          Trustee (Form T-3 Application for Qualification of
                          Indentures under the Trust Indenture Act of 1939, File No.
                          22-14390, filed on October 24, 1985).
           4.02           First Supplemental Indenture dated as of December 1, 1995, between Enron and the Trustee (Exhibit 4(b) to Enron's
                          Registration Statement on Form S-3 filed on November 8,
                          1995).
           4.03           Supplemental Indenture, dated as of May 8, 1997, by and
                          among Enron Corp., Enron Oregon Corp. and Harris Trust and
                          Savings Bank, as Trustee (Exhibit 4.02 to Post-Effective
                          Amendment No. 1 to Enron's Registration Statement on Form
                          S-3, File No. 33-60417).
           4.04           Form of Supplemental Indenture, dated as of September 1,
                          1997, between Enron Corp. and Harris Trust and Savings Bank, as Trustee (Exhibit 4.03 to Enron's Registration Statement
                          on Form S-3, File No. 333-35549).
          *4.05           Form of supplemental indenture relating to the Exchangeable
                          Notes.
          *4.06           Form of Exchangeable Note (included in Exhibit 4.05).
          *5.01           Opinion of James V. Derrick, Jr., Esq., Senior Vice
                          President and General Counsel of Enron Corp.
          *8.01           Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
          10.01           Share Exchange Agreement dated as of July 19, 1999 between
                          Enron Corp. and Enron Oil & Gas Company (Exhibit 2 to Enron
                          Oil & Gas Company's Registration Statement on Form S-3, File
                          No. 333-83533).
          12.01           Statement and Computation Showing the Ratio of Earnings to
                          Fixed Charges.

          23.01           Consent of Arthur Andersen LLP.
          23.02           Consent of DeGolyer and MacNaughton.
         *23.03           Consent of James V. Derrick, Jr., Esq. (included in Exhibit
                          5.01 above).
         *23.04           Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.01 above).
          24              Powers of Attorney of certain directors of Enron Corp.
          25              Form T-1, Statement of Eligibility under the Trust Indenture
                          Act of 1939 of Harris Trust and Savings Bank.

---------------

* To be filed by amendment.